UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SAVVIS, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 20, 2009

Dear Fellow Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders. It will be held on Tuesday, May 19, 2009, at 9:00 a.m. at The Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022.

The enclosed notice and proxy statement contain details concerning the meeting. The Board of Directors recommends a vote “FOR” all the following items of business:

1.	Election of nine directors to serve until the next annual meeting and until their successors have been elected and qualified;

2.	Approval of an amendment to our Amended and Restated 2003 Incentive Compensation Plan to increase the number of shares available under the plan;

3.	Approval of an amendment to our Amended and Restated 2003 Incentive Compensation Plan to authorize a stock option exchange program for eligible employees; and

4.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

I look forward to seeing you at the 2009 Annual Meeting.

Sincerely,

Philip J. Koen
Chief Executive Officer

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2009

Date:	May 19, 2009

Time:	9:00 a.m.

Place:	The Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022

Purpose:	1. To elect nine members of the board of directors to serve until the next annual meeting and until their successors have been elected and qualified;

2. To approve an amendment to our Amended and Restated 2003 Incentive Compensation Plan to increase the number of shares available under the plan;

3. To approve an amendment to our Amended and Restated 2003 Incentive Compensation Plan to authorize a stock option exchange program for eligible employees;

4. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

5. To transact such other business as may properly come before the meeting.

Record Date:	Holders of record of our common stock at the close of business on March 23, 2009, are entitled to receive this notice and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting To Be Held on May 19, 2009:

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2008 annual report to stockholders are available at http://proxy.savvis.com.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. We appreciate your cooperation.

By Order of the Board of Directors,

Eugene V. DeFelice
Senior Vice President, General Counsel and Corporate Secretary

March 20, 2009

St. Louis, Missouri

SAVVIS, INC.

1 SAVVIS Parkway

Town & Country, Missouri 63017

Phone: (314) 628-7000

PROXY STATEMENT

We will begin mailing this proxy statement to our stockholders on or about April 1, 2009.

Annual Meeting and Voting

We are furnishing this proxy statement to our stockholders in connection with a solicitation of proxies by our board of directors for use at our 2009 Annual Meeting of Stockholders to be held on May 19, 2009 at 9:00 a.m. at The Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022. The purpose of the annual meeting and the matters to be acted on are set forth in the accompanying notice of annual meeting.

What will the stockholders vote on at the annual meeting?

The items of business scheduled to be voted on at the annual meeting are:

•	The election of directors;

•	The approval of an amendment to our Amended and Restated 2003 Incentive Compensation Plan, or our 2003 Plan, to increase number of shares available under the 2003 Plan;

•	The approval of an amendment to our 2003 Plan to authorize a stock option exchange program; and

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

We also will consider any other business that properly comes before the annual meeting.

How does the board recommend that I vote?

Our board recommends that you vote your shares FOR each of the nominees for election to the board of directors, FOR the approval of an amendment to the 2003 Plan to increase the number of shares under the plan, FOR the approval of the amendment to the 2003 Plan to authorize the stock option exchange program, and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own names. As summarized below, there are some differences between shares held of record and those owned beneficially.

•

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the meeting.

•

Beneficial Owner—If your shares are held in a brokerage account, by a broker or by another nominee, you are considered the beneficial owner of those shares. As the beneficial owner of those shares, you have the right to direct your broker or nominee how to vote and you also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Who May Vote?

If you held any shares of our voting stock at the close of business on March 23, 2009, then you will be entitled to notice of and to vote at our 2009 annual meeting. As of March 13, 2009, we had 54,205,169 shares of common stock outstanding. Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting or any adjournment thereof.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes represented by our outstanding shares of common stock is necessary to constitute a quorum. We will count shares of voting stock present at the meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum.

What if a quorum is not represented at the annual meeting?

In the event that a quorum does not exist, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the broker or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting. To obtain directions to attend the annual meeting and vote in person, please contact our Director, Investor Relations at (314) 628-7491 or via e-mail at investorrelations@savvis.net.

How do I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or you are a beneficial owner of shares, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

•	By mail. Please mark the enclosed proxy card, date and sign it, and mail it in the postage-paid envelope.

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By telephone. You may vote by telephone by following the instructions on your proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m., Eastern time on May 18, 2009.

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On the Internet. If you are the stockholder of record, you may vote online at http://www.proxyvoting.com/svvs by following the instructions on the enclosed proxy card. If you are a beneficial holder you should follow the instructions on your proxy card. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m., Eastern time on May 18, 2009.

How will my shares be voted?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the annual meeting in accordance with the directions given. You can specify how you want your shares voted by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the position of the board of directors on these proposals in this proxy statement prior to making your vote. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, the proxy representing your common stock will be voted in favor of each of the proposals. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the procedure for voting your shares.

May I change my vote?

If you submit a proxy, you can revoke it at any time before it is exercised by giving written notice to our Corporate Secretary prior to the annual meeting or by timely delivering a properly executed, later-dated proxy. You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

How many votes are required to approve a proposal?

The directors will be elected by a plurality of the votes of our outstanding shares of common stock represented and cast at the annual meeting. Withheld votes and broker non-votes will have no effect on the election of directors.

The affirmative vote of the holders of a majority of the votes of our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve each of the amendments to the 2003 Plan. Abstentions will have the effect of a vote against these proposals and broker non-voters will have no effect.

The affirmative vote of the holders of a majority of the votes of our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

What is a broker non-vote?

If you are the beneficial owner of shares held in the name of a broker or other nominee and do not provide that broker or other nominee with voting instructions, your shares may constitute broker non-votes. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, as described above, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

What happens if additional matters are presented at the annual meeting?

Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Philip J. Koen and Eugene V. DeFelice, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees for director is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Who will count the vote?

Representatives of BNY Mellon Shareowner Services will tabulate the votes and act as inspectors of election.

How may I obtain a copy of this proxy statement and the 2008 annual report?

Stockholders may request a free copy of this proxy statement and our 2008 annual report on Form 10-K, from:

SAVVIS, Inc.

Attention: Director, Investor Relations

1 SAVVIS Parkway

St. Louis, Missouri 63017

Email: investorrelations@savvis.net

Alternatively, stockholders can access this proxy statement and the 2008 annual report at http://proxy.savvis.com.

We will also furnish any exhibit to the 2008 Form 10-K if specifically requested.

May I receive electronic access to proxy materials and the annual report in the future instead of receiving paper copies in the mail?

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option and save the company the cost of producing and mailing these documents by following the instructions provided at www.bnymellon.com/shareowner/isd as discussed on the proxy card. If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you cancel it.

If you hold your SAVVIS stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Most stockholders who hold their SAVVIS stock through a bank, broker or other nominee and who elect electronic access will receive an e-mail message next year containing the Internet address to use to access our proxy materials and annual report.

ELECTION OF DIRECTORS

(Proposal 1)

Our business is managed under the direction of our board of directors. Our bylaws provide that our board determines the number of directors, which is currently set at ten. Our board of directors has designated as nominees for director nine of the ten directors presently serving on the board. Following the annual meeting, the board intends to reduce the number of directors to nine.

Unless marked otherwise, proxies received will be voted “FOR” the election of the nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies may be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Alternatively, the proxies may be voted for the balance of the nominees, leaving a vacancy. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable or will decline to serve as a director.

Vote Required.    The nine nominees receiving the highest number of affirmative votes of the shares of our outstanding common stock represented and cast at the annual meeting, will be elected directors of our company to serve until the next annual meeting and until their successors have been elected and qualified.

Nominees For Director

The nominees for director are set forth below. The board of directors recommends a vote “FOR” each of the nominees listed below.

Nominee	Age
John D. Clark	44
Clyde A. Heintzelman	70
Philip J. Koen	57
Thomas E. McInerney	67
James E. Ousley	63
James P. Pellow	47
David C. Peterschmidt	61
Mercedes A. Walton	55
Patrick J. Welsh	65

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director. Members of our board of directors are elected each year at our annual meeting of stockholders, and serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. No director is an adverse party or has an interest adverse to our company or any of its subsidiaries in any material pending legal proceeding.

JOHN D. CLARK has served as a director of our company since April 2002 and is a member of the board’s corporate governance committee. Mr. Clark is a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. Prior to joining Welsh, Carson, Anderson & Stowe in 2000, Mr. Clark was a general partner at Saunders, Karp & Megrue, a private equity firm, where he was employed from 1993 until 2000. Mr. Clark received a B.S. from Princeton University and a M.B.A. from Stanford University Graduate School of Business.

CLYDE A. HEINTZELMAN has served as a director of our company since December 1998, and is chairman of the board’s audit committee and a member of the corporate governance committee. Mr. Heintzelman served as the chairman of the board of Optelecom, Inc., from February 2000 to June 2003 and as its interim president and chief executive officer from June 2001 to January 2002. From November 1999 to May 2001, he was president of Net2000 Communications, Inc. From December 1998 to November 1999, Mr. Heintzelman

served as our president and chief executive officer. Mr. Heintzelman serves on the boards of TeleCommunication Systems, Inc. and ITC DeltaCom, Inc., and as a member of the audit committee for both companies. Mr. Heintzelman also serves as Chairman of the Board of DietBrown plc. Mr. Heintzelman received a B.A. in marketing from the University of Delaware and did graduate work at Wharton, the University of Pittsburgh, and the University of Michigan.

PHILIP J. KOEN has served as our Chief Executive Officer and a director since March 2006. Before joining our company, Mr. Koen was employed by Equinix, Inc. beginning in July 1999, most recently as President and Chief Operating Officer of Equinix, Inc. from May 2001 to March 2006. Prior to joining Equinix, Mr. Koen was employed at PointCast, Inc., an Internet company, where he served as chief executive officer during the period from March 1999 to June 1999; chief operating officer during the period from November 1998 to March 1999; and chief financial officer and executive vice president responsible for software development and network operations during the period from July 1997 to November 1998. Mr. Koen received a B.A. degree in Economics from Claremont McKenna College and a M.B.A. degree from the University of Virginia.

THOMAS E. MCINERNEY has served as a director of our company since October 1999 and is a member of the board’s compensation committee. Since 1987, Mr. McInerney has been a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. He is also a director of Centennial Communications Corp., ITC DeltaCom, Inc. and Broadridge Financial Solutions, Inc. Mr. McInerney received a B.A. from St. John’s University and attended New York University Graduate School of Business Administration. Mr. McInerney is currently Chairman of the Board of Trustees of St. John’s University.

JAMES E. OUSLEY has served as non-executive Chairman of the Board since May 2006 and a director of our company since April 2002. Mr. Ousley is a member of the board’s audit and compensation committees. Mr. Ousley served as the president and chief executive officer and director of Vytek Corporation from 2001 until April 2004. From 1999 to 2002, he also served as chairman, CEO and president of Syntegra Inc. (USA), a division of British Telecommunications. From September 1991 to August 1999, Mr. Ousley served as president and CEO of Control Data Systems. Mr. Ousley serves on the boards of ActivIdentity Corporation, Bell Microproducts, Inc. and Datalink, Inc. Mr. Ousley received a B.S. from the University of Nebraska.

JAMES P. PELLOW has served as a director of our company since April 2002 and is chairman of the board’s corporate governance committee and a member of the board’s audit committee. Mr. Pellow has served as the Executive Vice President and Chief Operating Officer of St. John’s University since 2000. Mr. Pellow serves on the board of Centennial Communications Corp., where he chairs the audit committee and serves on the corporate governance committee. Mr. Pellow is a C.P.A. and received a B.B.A. and a M.B.A. from Niagara University and his Ed.D. from the University of Pennsylvania.

DAVID C. PETERSCHMIDT has served as a director of our company since November 2007 and is a member of the board’s compensation committee. Mr. Peterschmidt was president and chief executive officer of Openwave Systems, Inc. from November 2004 to March 2007. Prior to joining Openwave, Mr. Peterschmidt served as chief executive officer and chairman of Securify, Inc. from September 2003 to November 2004 and served as chief executive officer and chairman of Inktomi, Inc. from July 1996 to March 2003 prior to joining Securify. Mr. Peterschmidt is also a director of Limelight Networks Incorporated where he serves on the audit committee. Mr. Peterschmidt received a B.A. in Political Science from University of Missouri and an M.A. from Chapman College.

MERCEDES A. WALTON has served as a director of our company since November 2007 and is a member of the board’s corporate governance committee. Ms. Walton is chairman and chief executive of Cryo-Cell International, Inc. (Cryo-Cell). She has served as chairman of Cryo-Cell since June 2002, as interim chief executive officer from April 2003 to August 2005 and chief executive officer of Cryo-Cell since September 2005. Prior to joining Cryo-Cell, Ms. Walton served as chief executive officer of Ralston Hill Consulting LLC, a privately held business development and strategic management consulting practice from March 2000 to August

2005. Ms. Walton previously served as president and chief operating officer of Applied Digital Solutions, Inc., and prior to joining Applied Digital Solutions, she was corporate vice president of strategy and business development at AT&T. During her 24-year tenure with AT&T, Ms. Walton held positions in business and consumer operations, global network operations, engineering, marketing and sales and product management. Ms. Walton is a director of Cryo-Cell. Ms. Walton received a B.A. from Smith College and Master degrees from Harvard University and Massachusetts Institute of Technology.

PATRICK J. WELSH has served as a director of our company since October 1999 and is chairman of the board’s compensation committee. Mr. Welsh was a co-founder of the private equity investment firm Welsh, Carson, Anderson & Stowe. He has served as a general partner of Welsh, Carson, Anderson & Stowe and affiliated entities since 1979, which collectively are a principal stockholder of our company. Mr. Welsh received a B.A. from Rutgers University and a M.B.A. from the University of California at Los Angeles.

Corporate Governance

Board of Directors and Committees

Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board of directors for an extended period of time. The board of directors meets regularly during the year to review matters affecting the company and to act on matters requiring the board’s approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent without a meeting.

Our board of directors currently consists of ten directors. James E. Ousley serves as the Chairman of the Board. The board of directors met seven times during 2008, five of which were regularly scheduled meetings. In 2008, the non-employee directors met six times in executive session. All directors attended at least 75% of the meetings of the board of directors and the meetings of the committees on which they served held during the period that they served on the board of directors or such committees. The board currently does not have a policy regarding director attendance at our annual meeting of stockholders, although all directors are encouraged to attend. All of the directors then on the board attended the 2008 annual meeting of stockholders.

Our board of directors has established an audit committee, compensation committee and corporate governance committee. The charters for the audit committee, compensation committee and corporate governance committee are available on our website described below. In addition, the board may from time to time establish special purpose committees.

Corporate Governance Documents

Certain documents relating to corporate governance matters are available on our website at www.savvis.net. These documents include, among others, the following:

•	Charter for the audit committee of the board of directors;

•	Charter for the compensation committee of the board of directors;

•	Charter for the corporate governance committee of the board of directors;

•	Corporate Governance Guidelines; and

•	Code of Business Conduct and Ethics.

Stockholders may also obtain a copy of any of these documents free of charge by contacting our Director, Investor Relations by email at investorrelations@savvis.net.

Director Independence

Of the ten directors currently serving on the board of directors, the board has determined that Messrs. Clark, Heintzelman, McInerney, Ousley, Pellow, Peterschmidt and Welsh and Ms. Walton, constituting a majority of the directors, are “independent directors” as defined in the rules of The Nasdaq Stock Market, Inc. (Nasdaq) and pursuant to our Corporate Governance Guidelines. In the course of the board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements that each director has had with our company. In particular, the board evaluated for:

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Messrs. Clark, McInerney and Welsh, their relationship with Welsh, Carson, Anderson & Stowe, our company’s largest stockholder (WCAS), their individual holdings in our company’s common stock, their prior holdings of our Series A Subordinated Notes (Notes) and the prepayment of those Notes by our company in 2007, and determined that their relationship with WCAS, their ownership interest in our company and the prepayment of the Notes does not preclude their independence since their interests are ultimately aligned with that of our common stockholders;

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Mr. McInerney, the annual amount of purchases from us by two companies which he and his immediate family or he alone owns a majority interest, and determined that the amount of purchases in 2008 for both entities was below one percent of the annual revenues of our company; and

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Mr. Pellow, the charitable contributions made by Mr. McInerney to St. John’s University where Mr. McInerney serves as Chairman of the Board of Trustees and where Mr. Pellow serves as Executive Vice President and Chief Operating Officer, and determined that Mr. McInerney’s relationship with St. John’s University, including the size of the contributions relative to the size of St. John’s University’s revenues was small and that the contributions were made by Mr. McInerney personally and not by us, would not interfere with Mr. Pellow’s exercise of his independent judgment.

All members of the audit, compensation and corporate governance committees must be independent directors as defined by Nasdaq rules and members of the audit committee must also satisfy a separate U.S. Securities and Exchange Commission (SEC) independence requirement.

The board has determined that all members of the audit, compensation and corporate governance committees are independent under the Nasdaq rules. In addition, the board has determined that Messrs. Heintzelman, Ousley and Pellow meet the additional independence standards for audit committee members.

Audit Committee.    Our audit committee consists of Clyde A. Heintzelman, James E. Ousley and James P. Pellow. Mr. Heintzelman serves as chairman of our audit committee. The board has determined that Mr. Pellow is an “audit committee financial expert” as defined by the SEC rules and regulations.

The responsibilities of our audit committee include:

•	engaging an independent registered public accounting firm to audit our financial statements and to perform services related to the audit;

•	reviewing the scope and results of the audit with our independent auditors;

•	considering the adequacy of our internal accounting control procedures; and

•	considering auditors’ independence.

The audit committee held twelve meetings during 2008. The committee’s report begins on page 27.

Compensation Committee.    Our compensation committee consists of Thomas E. McInerney, James E. Ousley, David C. Peterschmidt and Patrick J. Welsh. Mr. Welsh serves as chairman of our compensation committee. The compensation committee is responsible for determining the salaries and incentive compensation of our executive officers and administering our incentive compensation plans. During 2008, the compensation committee retained Frederic W. Cooke & Co., Inc. as an outside independent executive compensation consultant to advise and counsel the committee on market compensation practices and to assist the committee in the review and evaluation of such practices. Additional information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The compensation committee held ten meetings during 2008. The committee’s report begins on page 38.

Compensation Committee Interlocks and Insider Participation.    Messrs. McInerney and Welsh are general partners of WCAS and affiliated entities. We have granted Messrs. McInerney, Welsh and individuals and investment funds affiliated with WCAS who own our common stock demand and piggy-back registration rights. In addition, two companies of which Mr. McInerney and his family own a majority interest purchased services from us in 2008 in the aggregate amount of $171,947.

No member of our board’s compensation committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our board of directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our board’s compensation committee.

Corporate Governance Committee.    Our corporate governance committee consists of John D. Clark, Clyde A. Heintzelman, James P. Pellow and Mercedes A. Walton. Mr. Pellow serves as chairman of our corporate governance committee. The corporate governance committee is responsible for identifying director nominees for the board and the development and review of our Corporate Governance Guidelines. The committee also oversees the annual self-evaluations of the board and its committees and makes recommendations to the board concerning the structure and membership of the board committees. The corporate governance committee held three meetings during 2008.

The corporate governance committee regularly assesses the appropriate size of the board, whether there are any specific board needs and whether any vacancies on the board of directors are expected. In the event that vacancies are anticipated, or otherwise arise, our corporate governance committee considers various potential candidates for director. In identifying director nominees, the corporate governance committee solicits ideas for possible candidates from a number of sources including members of the board of directors and management. In addition, the corporate governance committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates. If the corporate governance committee retains a search firm, the firm may be asked to identify possible candidates who meet the desired qualifications expressed in our Corporate Governance Guidelines and may be asked to interview and screen such candidates (including conducting appropriate background and reference checks).

Once director candidates are identified, our corporate governance committee considers all candidates identified and will evaluate each of them based on the same criteria. In evaluating director nominees, the corporate governance committee seeks to achieve a balance of knowledge, experience, diversity and capability on the board. In addition, the corporate governance committee considers it desirable that each member of our board of directors has experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and have the potential to make significant contributions to our company. If a candidate continues to be of interest to our corporate governance committee after the initial review process, the members of our corporate governance committee will interview the candidate and later interviews will be conducted by additional board members and senior management. The corporate governance committee will have background and reference checks conducted and will then meet to finalize its list of recommended candidates for the board’s consideration.

We do not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Despite not having a formal policy, the corporate governance committee will consider stockholder recommendations, provided that the recommendation contains sufficient information for the corporate governance committee to assess the suitability of the candidate, including the candidate’s qualifications. The general qualifications and specific qualities and skills for directors are set forth in our Corporate Governance Guidelines. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by directors and management receive. Stockholders who wish to recommend candidates for the board should send such recommendations to SAVVIS, Inc., Corporate Secretary, 1 SAVVIS Parkway, Town & Country, Missouri 63017. The corporate governance committee has full discretion in considering its nominations to the board.

Communications with Board of Directors

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Corporate Secretary, SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017. The Corporate Secretary, or the Corporate Secretary’s designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the board or individual board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to our security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request. The information on this process is also contained on our website at www.savvis.net.

Director Compensation

The following table provides compensation information for 2008 for each member of our board of directors, who was not an employee of our company in 2008.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
John D. Clark	$16,830	$23,066	$—	—	—	$39,896
Clyde A. Heintzelman	59,000	111,500	—	—	—	170,500
Thomas E. McInerney	17,330	23,066	—	—	—	40,396
James E. Ousley	142,000	131,004	22,797	—	—	295,801
James P. Pellow	51,500	111,500	—	—	—	163,000
David C. Peterschmidt	35,000	54,509	—	—	—	89,509
Mercedes A. Walton	29,000	54,509	—	—	—	83,509
Patrick J. Welsh	21,495	23,066	—	—	—	44,561

(1)	Prior to July 31, 2008, John D. Clark, Thomas E. McInerney and Patrick J. Welsh, who are affiliated with WCAS, a principal stockholder of our company, did not receive any fees for their services as directors. The retainers paid for Messrs. Clark, McInerney and Welsh were prorated for that portion of the year beginning July 31, 2008. On January 2, 2008, Mr. Peterschmidt and Ms. Walton, who were elected to the board of directors on November 28, 2007, each received an initial grant of 3,600 restricted stock awards in accordance with our company’s policy of awarding equity to newly elected non-employee directors.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock awards granted in 2008 as well as prior fiscal years, in accordance with SFAS 123(R). For additional information, refer to Note 14 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2008, as filed with the SEC. The grant date fair value of restricted stock awards granted in 2008 for each director was: Messrs. Clark, McInerney and Welsh $94,070; Messrs. Heintzelman and Pelow $35,993; Mr. Ousley $44,991; and Mr. Peterschmidt and Ms. Walton $133,049. At fiscal year end, each of Messrs. Clark, McInerney and Welsh held 5,832 shares of unvested restricted stock; each of Messrs. Heintzelman and Pellow held 5,699 shares of unvested restricted stock; Mr. Ousley held 6,846 shares of unvested restricted stock; and each of Mr. Peterschmidt and Ms. Walton held 5,788 shares of unvested restricted stock.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to stock option grants made to each non-employee director in prior years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 14 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2008, as filed with the SEC. At fiscal year end, the aggregate number of option awards outstanding for each director was as follows: Mr. Heintzelman 10,000; Mr. McInerney 1,000; Mr. Ousley 14,000; Mr. Pellow 9,000; and Mr. Welsh 1,000.

Cash Compensation

During 2008, we paid each of our non-employee directors the following cash compensation:

Director Fees
Annual Retainers
Board Retainer (each member)	$15,000
Board Chairman	85,000
Audit Committee Chair	15,000
Governance Committee Chair	7,500
Compensation Committee Chair	7,500

Board Meeting Fees
Board Chairman (attendance in person)	3,000
Board Chairman (attendance by telephone)	2,500
Board Members (attendance in person)	2,000
Board Members (attendance by telephone)	1,500

Committee Meeting Fees
Committee members (attendance in person or by telephone)	1,000

We also reimbursed our non-employee directors for their reasonable expenses in connection with attending board meetings.

Equity Compensation

As newly elected non-employee directors, each of Mr. Peterschmidt and Ms. Walton received on January 2, 2008 an initial grant of 3,600 restricted stock awards that vest equally over three years. In addition, each of our non-employee directors received a grant of approximately $36,000 in the form of restricted stock and our Chairman of the Board received a grant of approximately $45,000 in the form of restricted stock. These restricted stock awards were determined based on the fair market value of our common stock on the grant date and have a vesting period of one year. The majority were awarded on the date of our 2008 annual stockholders meeting, however, the awards for Messrs. Clark, McInerney and Welsh were awarded on July 31, 2008. Messrs. Clark, McInerney and Welsh were also granted an additional $58,000 of restricted stock awards on July 31, 2008. These restricted stock awards vest three years from the date of grant.

TO APPROVE AN AMENDMENT TO THE AMENDED AND RESTATED 2003 INCENTIVE COMPENSATION PLAN

(Proposal 2)

The board of directors is proposing for stockholder approval an amendment to the Amended and Restated 2003 Incentive Compensation Plan, which we refer to as the Amendment and which is included as Annex A to this proxy statement. We use the grant of awards under our Amended and Restated 2003 Incentive Compensation Plan (the “2003 Plan”) as a means of aligning the interests of our key employees with those of our stockholders. As of March 13, 2009, there were 1,860,122 shares of common stock remaining available for grant under our 2003 Plan.

To remedy there being so few shares available for grant, the compensation committee of the board of directors undertook a review of the 2003 Plan. On February 10, 2009, the compensation committee adopted the Amendment to the 2003 Plan, subject to approval by the stockholders at the 2009 annual meeting. On February 10, 2009, the board of directors ratified the actions of the compensation committee and recommended that stockholders approve the Amendment to the 2003 Plan. The Amendment to the 2003 Plan would increase by 2,200,000 the aggregate number of shares of common stock that are available for grant under the plan. No benefits have been granted under the 2003 Plan pending stockholder approval of the Amendment to the plan. In the event our stockholders approve Proposal 3 in this proxy statement relating to an option exchange, such option exchange is implemented, and all eligible options are exchanged for new options on the terms set forth in the example described under Proposal 3, approximately 2.2 million additional shares will become available for reissuance under the 2003 Plan.

Vote Required.    The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock, present in person or represented by proxy at the annual meeting and entitled to vote, is required to approve the Amendment to the 2003 Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 2 to approve the Amendment to the 2003 Plan.

The board of directors recommends a vote “FOR” the approval of the Amendment to the 2003 Plan.

General

Our board of directors believes that our growth depends significantly upon the efforts of our officers and key employees and that such individuals are best motivated to put forth maximum effort on our behalf if they own an equity interest in us. In accordance with this philosophy, on April 9, 2003, the board adopted and on June 25, 2003 the stockholders approved our 2003 Incentive Compensation Plan. The board of directors is committed to creating and maintaining a compensation system based to a significant extent on grants of equity-based incentive awards. The board of directors considers equity-based incentives an important component of its efforts to attract and retain talented individuals and an increasing need as we require additional executive talent. In addition, the board of directors believes that equity awards help us to attain our long-term goals by linking the compensation of key employees to stockholder returns.

By increasing the number of shares available under the 2003 Plan, the compensation committee will have the flexibility to grant awards that can be administered to carry out the purposes of the plan and enables the committee to keep pace with changing developments in management compensation and remain competitive with those companies that offer creative incentives to attract and retain officers, employees and consultants. As of March 13, 2009, options to purchase an aggregate of 5,636,817 shares of our common stock were outstanding under our 2003 Plan with a weighted average exercise price of $24.47 per share, 557,844 shares of restricted stock had been granted and were unvested and outstanding, restricted stock units and restricted preferred units representing 347,635 shares of common stock were unvested and outstanding, and 1,860,122 shares of common stock were available for future grant under our 2003 Plan. As a result, our board determined that it was in the best interest of our company to increase the number of shares reserved for issuance under the 2003 Plan.

Because equity awards under the 2003 Plan are granted at the discretion of the compensation committee, it is not possible for us to determine and disclose the amount of future equity awards that may be granted to the named executive officers and the executive officers as a whole, if the Amendment to the 2003 Plan is approved. See “Executive Compensation—Outstanding Equity Awards At Fiscal Year-End and—Grants of Plan-Based Awards” for information regarding equity grants made to the Named Executive Officers.

Description of the Plan

The following summary of the 2003 Plan is qualified in its entirety by reference to the full text of the 2003 Plan, as proposed to be amended, which is attached to this proxy statement as Annex A.

Administration.    The 2003 Plan is administered by the compensation committee of the board of directors. Subject to the terms of the plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.

Common Stock Reserved for Issuance under the Plan.    The common stock issued or to be issued under the 2003 Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2003 Plan.

Eligibility.    Awards may be made under the 2003 Plan to employees, officers and directors of or consultants or advisors to the company or any of our affiliates, including any such person who is an officer or director of us or of any affiliate, any outside director of the company, and to any other individual whose participation in the plan is determined to be in the best interests of our company by the board of directors.

Amendment or Termination of the Plan.    The board of directors may terminate or amend the plan at any time and for any reason. The 2003 Plan shall terminate in any event ten years after its effective date. Amendments will be submitted for stockholder approval to the extent stated by the board of directors or required by the Internal Revenue Code or other applicable laws rules or regulations. No amendment, suspension or termination of the plan may impair a grantee’s rights or obligations under any award previously awarded under the plan without such grantee’s consent.

Options.    The 2003 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

The exercise price of each stock option is the fair market value of our common stock on the date of grant. The fair market value is generally determined as the closing price of the common stock on The Nasdaq Stock Market, Inc. on the grant date. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the company grants in substitution for options held by employees of companies that the company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock, or by means of a broker-assisted cashless exercise. Stock options granted under the 2003 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other Awards.    The compensation committee may also award:

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restricted stock, which are shares of common stock subject to restrictions that may be granted for no consideration (other than par value of the shares which is deemed paid by services already rendered);

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unrestricted stock, which are shares of common stock at no cost or for a purchase price determined by the compensation committee that are free from any restrictions under the plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of, or in addition to, cash compensation to be paid to participants;

•	stock units, which are a right to receive shares of common stock in the future;

•	dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock;

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stock appreciation rights, which are a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

•

performance and annual incentive awards, ultimately payable in common stock, cash, other awards or other property, as determined by the compensation committee. The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The compensation committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the compensation committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the compensation committee so designates. Such employees include the chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the “covered employees”).

Effect of Certain Corporate Transactions.    Certain change of control transactions involving us, such as a sale of our company, may cause awards granted under the 2003 Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

Adjustments for Stock Dividends and Similar Events.    The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2003 Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.

Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code limits publicly-held companies such as our company to an annual deduction for federal income tax purposes of $1million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2003 Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(i)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii)	the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

(iv)	the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Under the 2003 Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the compensation committee in establishing performance goals:

•	net income;

•	pretax earnings;

•	earnings before interest expense, taxes, depreciation and amortization;

•	revenue;

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on capital;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to stockholders’ equity;

•	total stockholder return; and

•	such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index.

Under the Internal Revenue Code, a director is an “outside director” of the company if he or she is not a current employee of the company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the company in any capacity other than as a director. The maximum number of shares of common stock subject to options that can be awarded under the 2003 Plan to any person is 666,666 per year.

The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $2,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $5,000,000.

Federal Income Tax Consequences

Incentive Stock Options.    The grant of an option will not be a taxable event for the grantee or for the company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (holding period requirement). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options.    The grant of an option will not be a taxable event for the grantee or the company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock.    A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income. Dividend payments on restricted stock are treated as compensation income unless the grantee has made a Section 83(b) election.

Unrestricted Stock.    A grantee who is awarded unrestricted shares will recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares of common stock. We will generally be allowed a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code.

Stock Units.    There are no immediate tax consequences of receiving an award of stock units under the 2003 Plan. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.    Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights.    There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2003 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards.    The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Internal Revenue Code Sections 409A and 280G

Section 409A of the Internal Revenue Code provides that deferred compensation that is not structured to satisfy Section 409A may result in accelerated federal income taxation, a 20% penalty tax applied in addition to federal income tax otherwise owed and, potentially, interest for any underpayment of tax at the ordinary underpayment rate plus one percentage point. Stock options granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant and stock appreciation rights with a grant price equal to the fair market value of the underlying common stock on the date of grant, restricted stock and stock units which provide that shares of common stock are delivered on vesting in the stock units are generally exempt from the application of Section 409A. In addition, Section 280G of the Internal Revenue Code provides that to the extent that payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax on the employee and the company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

APPROVAL OF AMENDMENT TO AMENDED AND RESTATED 2003 INCENTIVE

COMPENSATION PLAN—STOCK OPTION EXCHANGE PROGRAM FOR ELIGIBLE EMPLOYEES

(Proposal 3)

We are seeking stockholder approval of an amendment to our Amended and Restated 2003 Incentive Compensation Plan (the “2003 Plan”) to allow for a one-time stock option exchange program (the “Exchange Program”). If implemented, the Exchange Program will allow us to cancel certain stock options currently held by some of our employees in exchange for the grant of a lesser amount of stock options with lower exercise prices. Exchange ratios will be designed to result in the grant of new stock options with a value approximately equal to the value of the options that are surrendered. We will use the 52-week high closing price of our common stock (measured at the commencement of the Exchange Program) as an exercise price threshold for options eligible to be exchanged. The use of this threshold is designed to ensure that only outstanding options that are significantly “underwater” (meaning the exercise prices of the options are greater than our current stock price) are eligible for the Exchange Program. In addition, no stock options granted within the 12-month period prior to the commencement of the Exchange Program will be eligible for exchange. Stockholder approval is required for this proposal under the NASDAQ listing rules. If our stockholders approve this proposal to amend our 2003 Plan to permit the Exchange Program, we intend to commence the Exchange Program as soon as practicable after the annual meeting. If our stockholders do not approve this proposal, the Exchange Program will not take place.

Vote Required.    The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of common stock present or represented at the annual meeting is required to approve this proposal, provided that a majority of the outstanding shares of common stock are voted with respect to this proposal. The approval of this proposal is not dependent on the approval of any other proposal to be considered by stockholders at the annual meeting.

The board of directors recommends a vote “FOR” the approval of an amendment to the 2003 Plan to authorize the stock option exchange program described above for employees.

Overview

We award stock options in order to incentivize and retain key employees. In addition, we believe that equity-based compensation aligns the interests of our employees with those of our stockholders. Our long-term equity compensation program is broad-base, with over 31% of our employees participating. Our stock price decline over the last two years has resulted in a significant weakening of the incentive and retention value of our outstanding stock options, which are important components of our total compensation program. Our board believes these underwater options no longer support the long-term incentive and retention objectives that they were intended to provide. The board believes the Exchange Program is important in order to restore the intended objectives and realign employee and stockholder interests.

On February 10, 2009, the compensation committee of our board of directors, comprised entirely of independent directors, determined that, to assist in the retention and motivation of key employees, it would be in the best interest of the company and its stockholders to implement the Exchange Program, subject to approval by stockholders. If approved by stockholders, the Exchange Program would permit the company to offer its eligible employees the opportunity to exchange outstanding stock options issued under the 2003 Plan that have an exercise price greater than the 52-week high closing price of our common stock at the commencement of the Exchange Program (which, assuming an exchange offer to implement the Exchange Program is commenced May 29, 2009, would be $17.85) for new stock options intended to be of equivalent value but covering significantly fewer shares. On March 13, 2009, Eligible Employees held stock options to purchase 5,636,817 shares of the company’s common stock with exercise prices ranging from $4.65 to $224.06 per share, and a weighted average exercise price of $24.47 as compared to the closing price per share of our common stock on the Nasdaq Global Select Market on that day of $5.76. Approximately 98% of our outstanding options are underwater (meaning the exercise price is higher than our current stock price). While the weighted average years remaining until expiration for these stock options is approximately 7.7 years, the compensation committee and our board of directors believes it is critical to implement the Exchange Program at this time in order to be able to continue to incentivize and retain key employees, particularly given the challenges and difficult operating conditions which currently persist in the technology industry.

We believe that the Exchange Program would also be beneficial to stockholders by resulting in the cancellation of a large number of outstanding stock options and issuance of new stock options for significantly fewer shares in their place. In addition, by conducting the Exchange Program rather than the alternative of granting additional new awards to supplement the out-of-the money stock options, we are avoiding potential additional dilution to our stockholders’ interests and significant additional compensation cost.

We believe the Exchange Program is important because it will permit us to:

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restore the retention and incentive value of stock options for employees who participate in the exchange program. As of March 13, 2009, approximately 98% of our outstanding stock options were underwater. The weighted average exercise price of these underwater options was $24.47 as compared to a $5.76 closing price of our common stock on March 13, 2009. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees. We believe the exchange program will enable us to enhance long-term shareholder value by providing greater assurance that the company will be able to retain experienced and productive employees, by improving the morale of our employees generally, and by aligning the interests of our employees more fully with the interests of our stockholders;

•

recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize a total of approximately $75.3 million in compensation expense related to these underwater options, $39.4 million of which has already been expensed as of December 31, 2008 and $35.9 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater. We find it unfavorable for the company to continue recognition of this expense without the intended benefits in place. Under the Exchange Program, we will be able to exchange options that have no current retention or incentive benefits for new options with both retention and incentive value without incurring additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs); and

•

avoid the need to increase cash compensation or grant additional equity awards. Our underwater options provide no compensation value to our employees. By replacing theses underwater options with new options we will be restoring the equity component of our employees total compensation package to market levels without having to increase cash compensation or grant new equity awards.

The Exchange Program has been designed to include the following, which we believe will address concerns often expressed by stockholders and reflect best market practices:

•

the Exchange Program will apply only to stock options that have an exercise price above the 52-week high closing price of our common stock at the commencement of the Exchange Program (which, assuming an exchange offer to implement the Exchange Program is commenced May 29, 2009, would be $17.85, or more than three times the closing trading price of $5.76 per share of our common stock on the Nasdaq Global Select Market on March 13, 2009) and that were not granted with the 12-month period prior to the commencement of the Exchange Program;

•

exchange ratios will be set with the intention that the new options received in the Exchange Program will have a value equal to the value (established in accordance with the option valuation method described below) of the exchanged stock options;

•

the new stock options issued in exchange for fully vested stock options will vest on the date that is six months from the expiration of the Exchange Program, and new stock options issued in exchange for unvested stock options will vest over a three-year period with one-third (1/3) vesting on the first anniversary of the date of the expiration of the Exchange Program and one-third (1/3) on each of the next two successive anniversaries;

•	the Company’s directors will not be eligible to participate in the Exchange Program; and

•	the Exchange Program will be effected only if stockholder approval is obtained.

Set forth below is a summary of the Exchange Program and the amendment to the 2003 Plan.

Description of Exchange Program

General.    Under the proposed Exchange Program, eligible employees would be given the opportunity to exchange their stock options that have an exercise price of above the 52-week high closing price of our common stock at the commencement of the Exchange Program (which, assuming an exchange offer to implement the Exchange Program is commenced May 29, 2009, would be $17.85) (the “Eligible Options”) for new stock Options (“New Stock Options”) intended to be of equivalent value but exercisable for fewer shares.

If the 2003 Plan amendment permitting the Exchange Program is approved by stockholders, the compensation committee will determine whether and when to initiate the Exchange Program and any exchange offer made to implement the Exchange Program, but it is currently the intent of the compensation committee to commence the Exchange Program promptly upon the receipt of stockholder approval. However, the Exchange Program may be implemented no later than December 31, 2009. In no event may more than one exchange program be implemented for any outstanding stock option. Any New Stock Options will be granted pursuant to the 2003 Plan.

Participation in the Exchange Program will be voluntary. Accordingly, the company cannot predict how many Eligible Employees will participate, how many stock options will be tendered or how many New Stock Options will be granted.

Eligible Employees.    The Exchange Program will only be open to current employees of the company and its subsidiaries who hold unexercised awards of stock options (“Eligible Employees”). None of the non-employee members of the board of directors of the company will be eligible to participate in the Exchange Program, and the Exchange Program will not be offered to retirees or other former employees. Our executive officers will be eligible to participate in the Exchange Program. Our executive officers currently hold approximately 40% of our outstanding stock options and approximately 28% of Eligible Options. As of March 13, 2009, approximately 25% of our employees would be eligible to participate in the Exchange Program.

Eligible Options.    Only stock options with an exercise price above the 52-week high closing price of our common stock at the commencement of the Exchange Program (which, assuming an exchange offer to implement the Exchange Program is commenced May 29, 2009, would be $17.85) will be eligible for exchange under the Exchange Program. In addition, only stock options that were granted at least 12 months prior to the commencement of the Exchange Program will be eligible for exchange under the Exchange Program. On March 13, 2009, the closing price of our common stock on the Nasdaq Global Select Market was $5.76. Thus, the exercise prices of the stock options eligible under the Exchange Program, which range from $18.30 to $224.06, are approximately three to more than 38 times such closing trading price. Approximately 98% of all of our currently outstanding options are underwater and approximately 80% of our currently outstanding stock options would be eligible for exchange in the Exchange Program.

Exchange Ratio.    Each Eligible Option tendered for exchange (each a “Surrendered Stock Option”) will be exchanged for a number of New Stock Options intended to have a value equal to the value of the Surrendered Stock Option (determined in accordance with the option valuation method described below), based on the fair market value of the company’s common stock as of a date immediately prior to commencement of the Exchange Program. The value of the Surrendered Stock Options will be determined using the Black-Scholes option pricing model. Accordingly, actual exchange ratios will vary based on the exercise price and remaining term of the Surrendered Stock Options, as well as the fair market value and volatility of the company’s common stock used for purposes of the valuation.

The actual exchange ratios will be determined by the compensation committee shortly before the commencement of the Exchange Program. The exchange ratios will be established by grouping together Eligible Options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios will be based on the value of the Eligible Options (calculated using the Black-Scholes option pricing model) within the relevant grouping. The calculation of value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock and the expected term of an option. Setting the exchange ratios in this manner is intended to result in the issuance of New Stock Options that have a value approximately equal to or less than the value of the Surrendered Stock Options they replace. This will eliminate any additional compensation cost that we must recognize on the New Stock Options, other than immaterial compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs. For instance, eligible options with exercise prices from $17.85 – $20.69 per share might have an exchange ratio of 1.6 to 1 shares of the Eligible Option for each share of the New Stock Option to be received in exchange, while Eligible Options with exercise prices from $20.70 – $22.19 per share might have an exchange ratio of 1.7 to 1 shares of the Eligible Option for each share of the New Stock Option to be received in exchange.

We can provide an example of what the exchange ratios would be if we make certain assumptions regarding the start date of the commencement of the Exchange Program, the value of the Eligible Options, and the fair market value of our common stock. For illustration purposes, assume we were to begin the exchange program on May 29, 2009, which would allow us to include in the Exchange Program a substantial percentage of our outstanding underwater options, and assume that our then-applicable 52-week high closing price would be $17.85. As a result, options with an exercise price above $17.85 per share and that were granted at least 12 months prior to May 29, 2009 would be eligible for the Exchange Program. If, at the time we set the exchange ratios, the fair market value of our common stock was $7.00 per share, then based on the above method of determining the exchange ratio, the following exchange ratios would apply:

If the Exercise Price of an Eligible Option Is:	The Exchange Ratio Would Be (Eligible Option to New Stock Option):
$17.85 – $20.69	1.6-to-1
$20.70 – $22.19	1.7-to-1
$22.20 – $29.12	1.9-to-1
$29.13 – $31.99	2.1-to-1
$32.00 – $35.09	2.2-to-1
$35.10 – $38.94	2.3-to-1
$38.95 – $47.99	2.8-to-1
$48.00 – $49.94	2.9-to-1
$49.95 – $55.30	3.0-to-1
Above $55.30	12.8-to-1

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the Exchange Program based on a $7.00 share price. We will apply the same methodology once these factors are decided closer to the time of commencement of the Exchange Program. The total number of New Stock Options an employee will receive with respect to a Surrendered Stock Option will be determined by converting the number of shares underlying the Surrendered Stock Option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

For purposes of example only, if an employee exchanged 160 Eligible Options with an exercise price of $17.90 per share and the exchange ratio was one New Stock Option for every 1.6 Surrendered Stock Options, the employee would receive 100 New Stock Options in exchange for the Surrendered Stock Options (160 divided by 1.6). If the employee also exchanged another 100 Eligible Options with an exercise price of $49.95 per share and the exchange ratio was one New Stock Option for every three Surrendered Stock Options, the employee would receive 33 New Stock Options in exchange for the Surrendered Stock Options (100 divided by 3), with no partial shares and no remainder.

Continuing this example, if we assume that all Eligible Options (as of March 13, 2009) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the Eligible Options and the New Stock Options that would be granted in the exchange:

Exercise Price	Number of Eligible Options	Weighted Average Exercise Price of Eligible Options	Weighted Average Remaining Life of Eligible Options (Years)	New Stock Options to Be Granted	Exchange Ratio
$17.85 – $20.69	1,301,791	$18.40	9.06	813,617	1.6-to-1
$20.70 – $22.19	87,550	$21.70	5.47	51,498	1.7-to-1
$22.20 – $29.12	453,586	$25.70	7.51	238,729	1.9-to-1
$29.13 – $31.99	2,112,910	$30.04	7.45	1,006,142	2.1-to-1
$32.00 – $35.09	150,000	$32.00	8.83	68,181	2.2-to-1
$35.10 – $38.94	40,998	$36.01	7.57	17,824	2.3-to-1
$38.95 – $47.99	123,333	$45.49	8.19	44,046	2.8-to-1
$48.00 – $49.94	135,500	$48.04	8.33	46,724	2.9-to-1
$49.95 – $55.30	135,431	$51.47	7.18	45,143	3.0-to-1
Above $55.30	11,740	$159.32	1.43	910	12.8-to-1

After the exchange as presented in this example (assuming all Eligible Options are tendered and without including any grants after March 13, 2009), there would be approximately 4.1 million shares available for grant under the 2003 Plan (without giving effect to an increase of 2.2 million shares under the 2003 Plan in the event Proposal 2 set forth in this proxy statement is approved by stockholders), and approximately 3.4 million options outstanding. These outstanding options would have a weighted average exercise price of $8.20 and a weighted average remaining term of 9.3 years.

Exercise Price of the New Stock Options.    All New Stock Options will be granted with an exercise price equal to the closing price of our common stock on the New Stock Options grant date as reported by the NASDAQ Global Select Market.

Term of the New Stock Options.    The New Stock Options will have a ten-year term.

Vesting of New Stock Options.    New Stock Options that are issued in exchange for Surrendered Stock Options that are fully vested at the time of the expiration of the Exchange Program will vest on the date that is six months from the date of the expiration of the Exchange Program. New Stock Options that are issued in exchange for Surrendered Stock Options that are not vested at the conclusion of the Exchange Program will vest over a three-year period with one-third (1/3) vesting on each successive anniversary of the date of the expiration of the Exchange Program. All other vesting and forfeiture terms of the New Stock Options will be substantially the same as those that apply generally to such awards granted under the 2003 Plan. Approximately 40% of all of our currently outstanding options are fully vested.

Reduction of Overhang.    The proposed Exchange Program is designed to help reduce the company’s existing overhang and the potential dilutive effect on stockholders. Accordingly, shares underlying Surrendered

Stock Options will be cancelled but available for future issuance under the 2003 Plan. We currently estimate that up to approximately 2.2 million additional shares will become available for future grants as a result of the Exchange Program assuming all Eligible Options are tendered for exchange.

Implementation of the Exchange Program.    If stockholders approve the amendment to the 2003 Plan set forth below to allow the Exchange Program, Eligible Employees will be offered the opportunity to participate in the Exchange Program under an offer to exchange filed with the Securities and Exchange Commission (the “SEC”) and distributed to all Eligible Employees holding Eligible Options. Eligible Employees will be given a period of at least 20 business days in which to accept the offer. For those Eligible Employees who accept the offer, their Eligible Options will be cancelled immediately upon expiration of the offer period and New Stock Options will be granted promptly thereafter. The Exchange Program and any exchange offer thereunder may be commenced at the discretion of the compensation committee, however, it is currently expected that, if approved by stockholders, the Exchange Program will be implemented promptly following the annual meeting of stockholders. In no event may the Exchange Program be implemented after December 31, 2009.

At or before commencement of the Exchange Program, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, as well as stockholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s web site at www.sec.gov or on our Investor Relations web site at http://www.savvis.net.

Accounting Treatment.    Under SFAS 123(R), the exchange of options under an option exchange program is treated as a modification of the existing options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the Surrendered Stock Options, as well as any incremental compensation cost of the New Stock Options granted in the Exchange Program, ratably over the vesting period of the New Stock Options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each New Stock Option granted to employees in exchange for Surrendered Stock Options, measured as of the date the New Stock Options are granted, over the fair value of the Surrendered Stock Options in exchange for the New Stock Options, measured immediately prior to the cancellation. Because the exchange ratios will be calculated to result in the fair value of Surrendered Stock Options being equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Program. In the event that any of the New Stock Options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited New Stock Options will not be recognized; however, we would recognize any unamortized compensation expense from the Surrendered Stock Options which would have been recognized under the original vesting schedule.

U.S. Federal Income Tax Consequences.    The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Exchange Program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe the exchange of Eligible Options for New Stock Options pursuant to the Exchange Program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Stock Options. However, the tax consequences of the Exchange Program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating in the Exchange Program. The tax consequences for non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentence.

Potential Modification to Terms to Comply with Governmental Requirements.    The terms of the Exchange Program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the Exchange Program’s terms, it is possible that we will need to alter the terms of the Exchange Program to comply with comments from the SEC. Changes in the terms of the

Exchange Program may also be required for tax purposes for participants in the United States as the tax treatment of the Exchange Program is not entirely certain. In addition, we intend to make the Exchange Program available to our employees who are located outside the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The compensation committee will retain the discretion to make any such necessary or desirable changes to the terms of the Exchange Program for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.

Amendment to the Plan

In order to permit the company to implement the Exchange Program in compliance with the terms of the 2003 Plan and applicable Nasdaq Stock Market rules, the 2003 Plan has been amended, subject to approval of stockholders, to add the following new section:

“Section 19.20.—Exchange Program

Notwithstanding any other provision of the Plan to the contrary, including but not limited to Section 3.3 hereof, the Company, by action of the Committee, may effect an Option exchange program on the terms set forth herein (the “Exchange Program”), to be commenced through an exchange offer prior to December 31, 2009, provided that in no event may more than one offer to exchange be made for any outstanding Option. Under any Exchange Program, Eligible Employees will be offered the opportunity to exchange Eligible Options (the “Surrendered Awards”) for new Options (the “New Options”), as follows: (1) the New Options shall have a value equal to the value of the Surrendered Awards (determined using a generally recognized valuation methodology) as of the date immediately prior to commencement of any exchange offer for the Surrendered Awards; and (2) the New Options will vest as follows: (i) New Options issued in exchange for vested Surrendered Awards shall vest on the date that is six months from the conclusion of the exchange offer, and (ii) New Options issued in exchange for unvested Surrendered Awards shall vest over a three (3) year period with one-third (1/3) of the New Options vesting one year from the conclusion of any exchange offer and one-third (1/3) of such New Options vesting on each yearly anniversary thereof. Shares subject to Surrendered Awards will be available for granting of Awards under the Plan. “Eligible Employees” means employees of the Company or any Affiliate. “Eligible Options” means any Option that (i) has an exercise price in excess of the 52 week high closing price of the Stock at the commencement of the Exchange Program and (ii) was not granted within the 12 month period prior to the commencement of the Exchange Program. Subject to the foregoing, the Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Exchange Program.”

Other material terms of the 2003 Plan are discussed in Proposal 2 contained in this Proxy Statement.

New Plan Benefits

Since participation in the Exchange Program is completely voluntary, the benefits that will be received by or allocated to Eligible Employees under the Exchange Program are not currently determinable. The information in the following table assumes that all of the Eligible Options are exchanged and New Stock Options are granted in accordance with the applicable exchange ratios set forth above.

	Eligible Options			New Stock Options
Name and Position	Number	Exercise Prices		Number
Philip J. Koen Chief Executive Officer	50,000		$18.40	31,250
Jeffrey H. Von Deylen Chief Financial Officer	275,000 90,000	$ $	30.01 18.40	130,952 56,250
Bryan S. Doerr Chief Technology Officer	100,000 70,000	$ $	30.01 18.40	47,619 43,750
William Fathers Senior Vice-President, Managing Director—Americas	125,000 30,000 130,000	$ $ $	51.50 36.10 18.40	41,666 13,043 81,250
Paul Goetz Senior Vice-President of Sales—Americas	150,000 75,000	$ $	32.00 18.40	68,181 46,875
All executive officers as a group	1,555,000		N/A	812,425
All non-executive officer directors(1)	Not eligible		Not eligible	Not eligible
Employees as a group (excluding executive officers)	2,997,839		N/A	1,520,386

(1)	Non-employee members of our board of directors will not be eligible to participate in the Exchange Program.

Effect of Stockholders

We are unable to predict the precise impact of the Exchange Program on our stockholders because we are unable to predict how many or which of our employees will exchange their shares. The Exchange Program was designed to be expense neutral to our stockholders while reducing the number of options outstanding. Based on the assumptions described above, including an assumed 52-week high closing price of our common stock of $17.85 and a $7.00 share price, if all Eligible Options are exchanged, options to purchase approximately 4.55 million shares will be surrendered and cancelled, while New Stock Options covering approximately 2.3 million shares will be granted resulting in a net reduction in the equity award overhang by approximately 2.2 million shares will which then become available for future grants under our 2003 Plan.

AUDIT COMMITTEE MATTERS

Audit Committee Report for Fiscal Year 2008

In accordance with its written charter adopted by the board of directors, the audit committee of the board assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. In addition, the audit committee is responsible for overseeing the company’s implementation of the internal controls required under Section 404 of the Sarbanes Oxley Act of 2002. The audit committee has reviewed and discussed our audited financials for the fiscal year ended December 31, 2008, with our management. The audit committee has discussed with Ernst & Young LLP, our independent registered public accounting firm during fiscal year 2008, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and restated by the Public Accounting Oversight Board (PCAOB) in Rule 3200T. The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Ernst & Young LLP its independence. Based on the review and discussions described above, the audit committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2008.

Submitted by the Audit Committee

Clyde A. Heintzelman (Chairman)

James E. Ousley

James P. Pellow

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal 4)

The audit committee of the board of directors has appointed the firm of Ernst & Young LLP (E&Y) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009, subject to ratification of this appointment by our stockholders. E&Y was first appointed in March 2003. E&Y audited our financial statements at, and for the year ended, December 31 of each year since the appointment. E&Y also audited our internal control over financial reporting as of December 31, 2008, and provided an opinion as to the effectiveness of our internal control over financial reporting as of that date. E&Y is considered by management to be well qualified. The firm has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company.

As a matter of good corporate governance, the Audit Committee submits its selection of the independent registered public accounting firm to our stockholders for ratification. If the selection of Ernst & Young LLP is not ratified by the majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in the light of that vote result.

Aggregate fees billed to the company for the fiscal years ended December 31, 2008, and 2007, by E&Y and its affiliates were as follows:

	Fiscal year ended December 31
	2008	2007
Audit Fees(1)	$1,309,658	$1,291,114
Audit-Related Fees(2)	343,500	428,785

Total Audit and Audit-Related Fees	1,653,158	1,719,899
Tax Fees(3)	179,601	170,650
All Other Fees	—	—

Total Fees	$1,832,759	$1,890,549

(1)	Audit fees represent fees for professional services rendered in connection with the engagement to audit the annual consolidated financial statements, review of our quarterly consolidated financial statements, perform statutory audits required for certain subsidiaries and the audit of our internal control over financial reporting.

(2)	Audit-related fees consisted primarily of fees related to our public offerings in addition to accounting and reporting research and consultations and SAS 70 services.

(3)	Includes fees for tax consulting services, tax compliance services, and preparation of foreign tax filings.

The audit committee of the company has adopted a policy to require pre-approval of all audit, audit-related and non-audit services provided by the company’s principal accounting firm. The Chairman of the audit committee has also been delegated the authority to pre-approve services of up to an aggregate of $100,000 per instance. All the services in 2007 and 2008 in the table above were pre-approved by the audit committee or were, in the aggregate, less than $100,000, and thus were pre-approved by the Chairman of the audit committee.

One or more representatives of E&Y will be present at the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required.    Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP for the fiscal year ending December 31, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding (1) the overall structure of our executive compensation program; (2) components of our executive compensation program for our named executive officers; and (3) the process, substance of and rationale for decisions concerning executive compensation during 2008. Our named executive officers for 2008 are Philip J. Koen, Jeffrey H. Von Deylen, Bryan S. Doerr, William D. Fathers, Paul F. Goetz, Jonathan C. Crane and Richard S. Warley. Messrs. Crane and Warley left our company in 2008.

Objectives of our Compensation Program

The fundamental objectives of our executive compensation program are to ensure that executives are compensated in a way that advances both the short- and long-term interests of our stockholders while also ensuring that our company is able to attract and retain executive management talent. We approach these objectives through three key components:

•	a cash-based salary component, reviewed annually by our compensation committee based on the individual performance of the executive and a review of our peer group;

•

an annual cash bonus with the percentage target of base salary reviewed annually against our peer group and payable upon the achievement of corporate financial performance objectives and the individual performance of the executive; and

•	a long-term equity component that provides for periodic annual grants of long-term equity compensation, in the form of stock options and performance- and service-based restricted stock units.

Setting Executive Compensation

Role of Compensation Committee and Executives Officers

Our compensation committee’s primary duties and responsibilities are to establish and implement our compensation policies and programs for executive officers. The compensation committee’s charter, which can be found on our website at www.savvis.net, lists the specific responsibilities of the committee. The primary duties of the committee with regard to executive compensation are to annually review and assess the policies, practices and structures for the compensation of executive officers, including determining appropriate base salary, bonuses and equity awards for these officers. The compensation committee reviews its charter annually and submits any recommended changes to our board of directors.

Our compensation committee reviews and specifically approves all compensation decisions for all executive officers, including our named executive officers. Our Senior Vice President—Corporate Services works most closely with our compensation committee, both in providing information and analysis for review, and in advising the committee concerning compensation decisions, except as it relates specifically to her own pay. Mr. Koen and other members of our senior management may be invited to attend all or a portion of a compensation committee meeting depending on the nature of the agenda items. Neither Mr. Koen nor any other member of management votes on items before the compensation committee. However, Mr. Koen makes compensation recommendations for the other named executive officers and those executives reporting directly to him, and our compensation committee solicits the views of Mr. Koen on compensation matters, especially as they relate to the compensation of the other named executive officers and those executives reporting directly to him.

Role of Compensation Consultants

During 2008, our compensation committee engaged an outside independent executive compensation consultant, Frederic W. Cook & Co., Inc., to advise and counsel the committee. Our compensation committee utilized this outside consultant during 2008 to provide information regarding market compensation and practices and to assist the committee in the review and evaluation of such compensation and practices. This compensation consultant also worked with our Senior Vice President—Corporate Services and supporting personnel to obtain background information and related support in preparing its report for the compensation committee. Following the committee’s retention of the consultant and the committee’s receipt of the consultant’s recommendations in 2008, we engaged the consultant to assist with an analysis of our equity awards. The consultant recommended that we implement the options exchange which is described elsewhere in this proxy statement. Additionally, the consultant provided an advisory review related to board of director compensation. Other than these limited engagements, the consultant provided no other services to our company other than those provided directly to or on behalf of the committee.

Peer Group for Determining Executive Compensation

In determining actual compensation levels during 2008, our compensation committee considered all elements of the program in total rather than any one element in isolation. The committee compared the compensation components to those of companies that it established as its “peer group” for these purposes. The peer group for evaluating pay for executives was comprised of technology companies that we believe are comparable to our company in terms of size and business economics. During 2008, the committee, on the advice of its executive compensation consultant, reviewed key business metrics for each company in the peer group over a three year period, including EBITDA growth, revenue growth, total shareholder return and a three year average operating cash flow return on invested capital. The committee determined that for the last three years, our company is above the median for EBITDA growth and below the 25th percentile of the peer group for revenue growth. Our operating cash flows return on invested capital ranks at the top of the peer group on a three year basis and the committee confirmed that our total shareholder return approximates the median for the same time period. The peer group was selected by the committee’s compensation consultant with the assistance of management and was approved by the compensation committee.

For the compensation review conducted during 2008 and completed in early 2009, the peer group consisted of the following companies:

Akamai Technologies, Inc.	Rackspace
Cogent Communications Group, Inc.	Terremark Worldwide
Equinix, Inc.	Time Warner Telecom Inc.
Global Crossing Limited	Verisign, Inc.
Internap Network Services Corporation	Websense, Inc.
Level 3 Communications, Inc.

Our compensation committee set an objective of establishing total target executive compensation between the 50th and 75th percentile of competitive market practices. Total target compensation is the sum of base salary, bonus award paid at 100 percent of the bonus target and a valuation of annual equity grants. The compensation committee believes that this will allow us to attract and retain the appropriate level of executive talent while appropriately rewarding high performance through what the committee believes to be “stretch” performance objectives. While it is an objective of the committee to position total target compensation between the 50th and 75th percentile of the peer group, such positioning was only one factor considered by the committee in determining each individual named executive officer’s actual compensation during 2008. As discussed in more detail below, other factors affecting compensation paid during 2008 included the committee’s (and, for each named executive officer other than himself, Mr. Koen’s) subjective assessment of the executive’s performance during the year; his or her tenure and experience; the overall performance of our company during 2008; any retention concerns; the recommendations of Mr. Koen; and the executive’s historical compensation. Fiscal year 2008 was a year of expansion for our company. We achieved many of the initiatives we commenced in late 2007 including the development and expansion of new data centers in the United States, Singapore and the U.K. We announced plans for a SaaS hosting platform and enabling services, provided enhanced services strategically focused on the financial services industry and ended the year with positive cash flow for the quarter ended December 31, 2008. While we were able to accomplish these objectives and were able to meet certain financial performance targets established by our compensation committee, we did not achieve our 2008 revenue target primarily due to the lengthening of the sales closing cycle due to customer cost pressures and the extension of the enterprise decision making cycle. We discuss the effect of our company’s performance and the effect of the other factors described above on 2008 compensation decisions below.

Individual Components of Our Executive Compensation Program

Base Salary

We determine base salaries for our executives based on job responsibilities and their prior relevant background and experience. An executive’s base salary is also evaluated in reference to the 50th and 75th percentile base salary range of comparable positions in our peer group together with other components of the executive’s other compensation to ensure that the executive’s total target compensation is in line with our overall compensation philosophy. Actual individual salary amounts reflect our compensation committee’s judgment with respect to each executive officer’s responsibility, individual performance, experience, and other factors, including any retention concerns, overall performance of our company and the individual’s historical compensation. Our compensation committee reviews base salaries annually each February and may also adjust an executive’s base salary during the year for promotions or other changes in the scope of an executive’s role or responsibilities with our company. The base salary increases in 2008 reflected 2007 performance results or were associated with responsibility changes in 2008.

The compensation committee reviewed Mr. Koen’s recommendation not to increase base salaries for the named executive officers in 2009. Mr. Koen included in his rationale reference to the overall market conditions and the decision to carefully monitor salary expense across the company. In February 2009, our compensation committee considered Mr. Koen’s recommendation and reviewed the base salaries for all of our executive officers relative to peer group data. The committee decided not to increase the annual base salary of any of our named executive officers. The committee may elect to review compensation throughout the year and make changes as market conditions, responsibilities or other factors change. The salaries for each of our named executive officers for 2007, 2008 and 2009 are as follows:

Annual Base Salary for Our Named Executive Officers in 2007, 2008 and 2009

Name	Base Salary 2007	Base Salary 2008	Percentage Increase	Base Salary 2009	Percentage Increase
Philip J. Koen	$475,000	$489,250	3%	$489,250	0%
Jeffrey H. Von Deylen	345,000	370,000	7%	370,000	0%
Bryan S. Doerr	280,000	288,400	3%	288,400	0%
William D. Fathers	297,000	370,000	25%	370,000	0%
Paul F. Goetz(1)	270,000	270,000	0%	270,000	0%

(1)	Mr. Goetz joined our company in November 2007.

In determining actual compensation levels during 2008, our compensation committee considered all elements of the program in total rather than any one element in isolation. Total target cash compensation is defined as the sum of base salary in addition to a bonus award paid at 100 percent of bonus target. Total cash compensation reflects the actual base salary and actual bonus award for the year. In 2008, the committee shifted to an annual equity grant practice. As a result, total target compensation is the sum of target total cash and the theoretical grant date fair value of long-term incentives awarded during 2005, 2006, 2007, and 2008, annualized over the 4-year vesting period to recognize the inconsistent timing and size of historical grants, which is generally consistent with the values reported in the Summary Compensation Table. As indicated, the committee compares the compensation components to those of companies that it established as our “peer group” for these purposes and considers all elements reflected in total target compensation when making pay decisions. The specific considerations for each pay decision are as follows:

Philip J. Koen. In 2009, our compensation committee reviewed the data for chief executive officers in our peer group. The committee determined that Mr. Koen’s annual base salary was between the 25th and median range for chief executive officer annual base salary and his total target cash compensation was also between the 25th and median range. For the 2008 performance year (including a 2008 bonus paid in 2009), Mr. Koen’s actual cash compensation was below the 25th percentile of the peer group range. When considering the impact of historical equity grants made between 2006 – 2008, Mr. Koen’s total target compensation (total target cash compensation plus the annualized value of equity grants) was above the median of our peer group comparables due to the equity grants that Mr. Koen received when he joined our company in March 2006. Our committee also recognized that the majority of these equity grants are stock options or restricted preferred stock units which have minimal or no intrinsic value and therefore no retentive value given the difference between the current market price of our common stock and the exercise prices set on the grant dates. The rationale for our committee’s approval of these initial equity grants is described in more detail under “Long-Term Equity Incentives” on page 35. Our compensation committee considered Mr. Koen’s annual base salary, his total compensation, his performance leading the company’s overall growth in 2008 as well as his recommendation not to increase base salaries for named executive officer and determined that his annual base salary should not be increased at this time.

Jeffrey H. Von Deylen. The committee reviewed the data for chief financial officers in our peer group. The committee determined that Mr. Von Deylen’s annual base salary was above the median range for chief financial officer base salary and that his total target cash compensation was between the 50th and 75th percentile of our peer group. For the 2008 performance year (including a 2008 bonus paid in 2009), his actual cash compensation was between the 25th and median range of the peer group. When considering the impact of historical equity grants, Mr. Von Deylen’s total target compensation (total target cash compensation plus the annualized value of equity grants), is above the median of our peer group comparables. As with Mr. Koen’s equity holdings, these grants are options that have no intrinsic value and therefore no retentive value given the difference between the current market price of our common stock and the exercise prices set on grant date. The committee considered Mr. Von Deylen’s performance in 2008, including the additional responsibilities that he assumed in 2008, his role in securing financing for our expansion in the UK, contributions to the company’s leadership in a challenging economic environment and the fact that his base salary was increased in October 2008 due to his additional responsibilities along with Mr. Koen’s recommendation not to increase named executive office base salaries and decided that Mr. Von Deylen’s annual base salary should not be increased at this time.

Bryan S. Doerr. The committee reviewed the market data for chief technology officers and determined that Mr. Doerr’s annual base salary was within the 50th and 75th percentile for his position and that his total target cash compensation was within the 50th and 75th percentile of our peer group. For the 2008 performance year (including a 2008 bonus paid in 2009), his actual cash compensation was below the median range of the peer group. When considering the impact of historical equity grants, Mr. Doerr’s total target compensation (total target cash compensation plus the annualized value of equity grants), is above the median of the peer group comparables. Mr. Doerr, as with other named executive officers, holds option grants that have no intrinsic value and therefore no retentive value given the difference between the current market price of our common stock and the exercise prices set on grant date. In light of these factors and Mr. Koen’s recommendation, the compensation committee decided not to increase Mr. Doerr’s annual base salary for 2009.

William D. Fathers. The committee reviewed Mr. Fathers’ compensation in July 2008 and increased his base salary and bonus level in consideration of Mr. Father’s additional responsibilities. After giving effect to these increases, the committee determined that Mr. Father’s annual base salary was slightly below the median range for his position and that his total target cash compensation was slightly below the 50th percentile of our peer group. For the 2008 performance year (including a 2008 bonus paid in 2009), his actual cash compensation was below the 25th percentile of the peer group. When considering the impact of historical equity grants, his total target compensation (total target cash compensation plus the annualized value of equity grants), is slightly above the median of the peer group comparables. Mr. Father, as with other named executive officers, holds option grants that have no intrinsic value and therefore no retentive value given the difference between the current market price of our common stock and the exercise price set on grant date. In light of these factors, including his recent base change to accompany his new appointment along with Mr. Koen’s recommendation, the compensation committee decided not to increase Mr. Fathers’ base salary in 2009.

Paul F. Goetz. The committee reviewed peer group and market data for sales executives and determined that Mr. Goetz’s annual base salary was above the 75th percentile of the market and his total target cash compensation was within the range of 75th percentile of the market. For the 2008 performance year (including commission payments), his actual cash compensation was near the median range of the peer group. When considering the impact of historical equity grants, his total target compensation (total target cash compensation plus the annualized value of equity grants), is near the 75th percentile of the peer group comparables. Mr. Goetz, as with other named executive officers, holds option grants that have no intrinsic value and therefore no retentive value given the difference between the current market price of our common stock and the exercise price set on grant date. In light of these factors and Mr. Koen’s recommendation, the compensation committee decided not to increase Mr. Goetz’s annual base salary for 2009.

Annual Bonuses

Annual performance-based cash bonuses reflect our policy of requiring a certain level of company financial performance for the prior fiscal year before any cash bonuses are earned by executive officers. When establishing the performance targets, our compensation committee reviews and discusses with both executives and the full board of directors our business plan and its key underlying assumptions and then establishes the performance targets for the year. The amount of the annual bonus paid to each executive is based upon percentage bonus targets established by our compensation committee.

Percentage Bonus Targets

All senior executives are eligible for annual performance-based cash bonuses in amounts ranging from 40% to 100% of their base salaries. For the named executive officers, the target annual incentives for 2008 are set forth under “Executive Compensation—Grant of Plan-Based Awards Table in 2008” elsewhere in this proxy statement.

In the beginning of 2009, as part of the compensation committee’s annual review of executive compensation, the compensation committee also reviewed the percentage bonus target for each executive. After a review of peer group bonus targets and considering that Mr. Koen’s target cash (the sum of his base salary and target bonus award) was between the 25th and 50th percentile, the committee elected to increase Mr. Koen’s bonus target for 2009 to 100% of his base salary. This maintains a strong connection between the financial performance of our company and financial rewards for Mr. Koen and is in alignment with market practice. The percentage bonus target for Mr. Fathers increased from 50% to 60% of his base salary in July 2008 in connection with his promotion to SVP, Managing Director—US.

2008 Annual Incentive Plan

In 2008, our compensation committee established performance goals for 2008 bonuses under the annual incentive plan based upon our company achieving certain specified levels of revenue and adjusted EBITDA. Adjusted EBITDA for plan purposes is defined differently than the adjusted EBITDA we report in our quarterly financial-results press releases, which we furnish to the SEC. For plan purposes, adjusted EBITDA, in addition to excluding non-cash equity-based compensation expenses and other one-time asset disposition gains or losses, also excludes certain non-recurring accounting adjustments that do not reflect on-going performance. On this basis, the minimum level of revenue for plan funding was $881.1 million and threshold adjusted EBITDA for plan purposes was $190.4 million in 2008. In 2008, there were no one time adjustments or non-recurring accounting adjustments. The plan has a formula that establishes a payout range if and to the extent that performance goals are met or exceeded. The formula determines the percentage of the bonus to be paid, based on a percentage of goal achievement. Awards of up to 150% of target could be paid if our performance exceeds the maximum target and no awards would be paid if our performance does not meet the minimum threshold. One hundred percent of the bonus determination for executives is based upon performance against these goals.

For 2008, the first performance threshold to be met was $881.1 million in revenue, with targeted adjusted EBITDA for funding as follows:

(in millions)	Threshold	Target	Maximum
Adjusted EBITDA	$190.4	$211.5	$232.7

For 2008, our adjusted EBITDA for plan purposes was $184.6 million, which was below the threshold. Since the company did not meet the revenue target, the compensation committee determined that no bonuses would be awarded under the 2008 annual incentive plan.

2008 Special Bonuses

After reviewing the company’s year over year performance in light of difficult macro-economic conditions and the company’s 8% growth in revenue and 15% growth in adjusted EBITDA compared to 2007, the committee, in its discretion, determined that special bonus awards to reward strong performance measures despite difficult conditions were appropriate. At its February 2009 meeting, our compensation committee reviewed our company’s overall performance and directed Mr. Koen to provide recommendations for bonus awards for Mr. Koen’s direct reports. The committee reviewed Mr. Koen’s recommendations and considered the impact his leadership had on the company’s performance when considering Mr. Koen’s award. The special bonus awards were significantly less than bonuses payable under the 2008 annual incentive plan. These awards were intended to recognize individuals with outstanding performance levels, and as an aid to continued engagement and retention of key talent.

The special bonus awards to our named executive officers were as follows.

2008 Special Bonuses for Our Named Executive Officers

Name	Actual Special Bonus Amount
Philip J. Koen	$122,313
Jeffrey H. Von Deylen	$74,000
Bryan S. Doerr	$57,680
William D. Fathers	$122,100
Paul F. Goetz(1)	N/A
Jonathan C. Crane(2)	$35,416
Richard S. Warley(3)	N/A

(1)	Mr. Goetz participates in our Sales Commissions Plan and received a commission payment of $138,739 in accordance with the terms of the plan.

(2)	Mr. Crane resigned from his position as President of our company effective March 1, 2008. The terms of his exit agreement called for a pro-rata bonus payment.

(3)	Mr. Warley resigned from our company in September 2008.

2009 Annual Incentive Plan

Our compensation committee reviewed the recommendations of its independent compensation consultant and designed our 2009 annual incentive plan to include performance criteria intended to drive total company performance. Under the 2009 annual incentive plan, awards are based on the achievement of the following performance goals:

•	a threshold and target adjusted EBITDA performance goal established by our compensation committee (similar to prior year annual incentive plans); and

•	specific business unit and/or personal performance goals and objectives established for each executive annually.

The target levels were set by our compensation committee and were based on our company’s 2009 budget approved by our board of directors. Under the 2009 plan, if the adjusted EBITDA target is met, the plan’s formula establishes a payout range if and to the extent that the adjusted EBITDA performance goals are met or exceeded. Although actual performance measured against these financial goals will be the key component in determining company performance similar to the 2008 plan, our compensation committee may exercise discretion when determining whether company goals have been attained. The compensation committee also made design changes to the 2009 annual incentive plan. To reward strong performance in the first half of the fiscal year, the committee elected to divide the annual incentive plan into two performance periods; 45% of the bonus may be paid after the first six months of the fiscal year depending on company and individual performance during that period and the remainder unpaid bonus award is payable after the completion of the fiscal year depending on the company and individual performance for the entire fiscal year after a review of results by the committee. Additionally, to strengthen the alignment between shareholders and senior executives, up to 50% of target bonus award will now be payable in restricted stock with the remainder in cash.

Like the 2008 plan, the 2009 plan also sets business unit and/or individual goals and objectives for each officer designed to drive both total company results as well as focus the individual officer on his or her portion of the organization for which the executive is directly responsible. The criteria used to set the individual goals and objectives are subjective and may change from year to year based on our compensation committee’s determination of factors that influence our company’s performance. They may include such measurements as customer churn, sales, productivity, customer retention, cost control, revenue and other criteria. Payments of bonus awards under the plan will be based on the company’s overall performance and the compensation committee’s assessment of the individual contribution of each executive officer, the degree to which the executive’s performance goals are met or exceeded, and if an executive is responsible for a business unit, whether specified targets for the business unit have been met.

Long-Term Equity Incentives

Long-term incentives are the most significant element of total executive officer compensation. These incentives are designed to motivate executive officers to improve financial performance and stockholder value, as well as encouraging the long-term employment of the executive officers. During 2008, these incentives included stock options, restricted stock units and restricted preferred units.

Stock Options

Executive officers are initially provided with an option grant when they join our company based upon their position with us and their relevant prior experience. In 2007, our compensation committee elected to shift to an annual equity review and grant in order to maintain a strong connection between stockholder interests and individual rewards and for executive officer retention purposes. Equity compensation is reviewed in light of market conditions, peer group practices, historical holdings and the executive’s impact on the performance of our company.

Restricted Stock Units & Restricted Preferred Units

In 2005, our compensation committee revised its approach to granting equity awards to executives to reflect new accounting pronouncements and evolving practices at other public corporations, as well as our own objectives of further enhancing the link between employee performance and the creation of stockholder value. The revised approach included awarding restricted stock units and introducing performance requirements for the vesting of some long-term incentive grants made to executive officers.

Under this approach, our compensation committee granted performance- and service-based restricted stock units to Messrs. Von Deylen and Doerr in 2005. Messrs. Koen and Crane received a similar type of grant when hired in 2006. The size of each award reflected the recipient’s position and anticipated level of future contribution. Vesting of the restricted stock units depends upon continued employment with our company and the achievement of certain specified levels of adjusted EBITDA. If the targets are met in each of fiscal years 2006, 2007 and 2008, then one-third of shares underlying the restricted stock units would vest on March 1 of the following year. If the targets are not met in any year, then the shares that would have vested in such year may vest in the next year if the performance targets are met in such year. If performance targets are not met in subsequent years, then all shares will vest four years from the grant date, provided that the executive is still employed with our company. The restricted stock units were designed to award the executives for meeting performance targets and to provide executives with long-term retention incentives if performance targets were not met in any year. In February 2009, the compensation committee reviewed the performance requirements for the outstanding restricted stock and determined that the remaining units granted in 2005 had met the performance criteria outlined in the plan. As a result, the remaining outstanding restricted stock units vested in March 2009.

In 2006, our compensation committee also awarded Messrs. Koen and Crane restricted preferred units at the time they were hired. The restricted preferred units were intended to give Messrs. Koen and Crane the economic equivalent of owning shares of our Series A Convertible Preferred Stock that were issued in March 2002 (Series A Preferred Stock) for so long as the Series A Preferred Stock remained outstanding. The award of the restricted preferred units was to reduce the impact from the dilution caused by the accretion of our Series A Preferred Stock. Accordingly, Messrs. Koen and Crane received the benefits of the Series A Preferred Stock accretion until we finalized the exchange of our Series A Preferred Stock for common stock in 2006. Mr. Crane, upon his termination from the Company in June 2008, forfeited all non-vested equity including his non-vested restricted stock units and restricted preferred units.

In February 2009, our compensation committee reviewed the equity holdings and historical grants to Mr. Koen. The committee determined that the tranche of the restricted preferred units scheduled to vest in March 2009 had no value and that Mr. Koen would receive no shares upon such vesting given that the price to acquire such shares at vesting was greater than the current market price of our common stock. In order to provide a retention incentive for Mr. Koen, the committee approved the grant of 242,914 options to Mr. Koen with an exercise price of $8.37 per share in exchange for his agreement to cancel the 242,914 restricted preferred units scheduled to vest on March 13, 2009. The cancelled restricted preferred units had an acquisition cost per share at vesting of $8.37.

2009 Equity Grants

In February 2009, our compensation committee approved an option exchange program, subject to the approval of stockholders. For more information about the option exchange, see Proposal 2 beginning on page of 12 of this proxy statement.

Our compensation committee reviewed our company’s performance and each of the named executive officer’s outstanding equity grants. The majority, if not all, of each executive’s outstanding options (which constitute nearly 100% of their aggregate equity holdings) have no intrinsic value and therefore no retentive value given the difference between the current market price of the common stock and the exercise prices of each award set at grant. Given market conditions and the pending option exchange subject to stockholder approval, the committee determined not to award any new equity grants to our named executive officers at this time. The committee may elect in the future to review the named executive officer equity holdings and make grants at that time.

Equity Grant Practices

It is the policy of our compensation committee to award executive officers with an option grant when they join our company based upon their position with us and their relevant prior experience. These initial grants are generally awarded at the end of the month in which the executive was hired along with equity awards for our other new employees. Annual grants of equity awards to eligible employees, including named executive officers, are made in the first fiscal quarter to reflect the prior year’s performance. The exercise price of each stock option is the closing market price of our common stock on the date of grant, which is the date of the compensation committee meeting at which equity awards for the named executives are determined or the date on which we receive the signatures of all compensation committee members on the unanimous written consent.

Perquisites

We provide our executive officers with the same employee benefits as all our regular employees, under our company’s broad-based plans. These benefits include medical insurance, life and disability insurance, dental insurance, and a 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 60% of his or her salary (not to exceed the annual statutory limit). We generally make matching contributions to each participant’s account equal to 50% of the participant’s contribution up to 8% of the participant’s annual compensation. During 2008, we reimbursed Mr. Goetz for the expenses he incurred in connection with his relocation to St. Louis, Missouri, which was completed in 2008. Our use of perquisites as an element of compensation is limited and is largely based on historical practices and policies of our company. In conjunction with local market practice, we provided one of our named executive officers, Mr. Warley, with an automobile allowance. This allowance ended with Mr. Warley’s resignation. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with other elements of compensation to attract, motivate and retain individuals in a competitive environment.

Termination Based Compensation

Severance

Upon an involuntary termination of employment, most of our executive officers, including our named executive officers, are entitled to receive severance payments under their employment agreements. In determining whether to approve and in setting the terms of such severance arrangements, the compensation committee recognized that these highly ranked executives often face challenges securing new employment following termination. Severance for termination without cause or for good reason for executive officers, other than Messrs. Koen and Von Deylen, is generally twelve months of base salary, a prorated annual bonus for the year in which the termination occurs at the discretion of our compensation committee and twelve months of continued medical coverage. The employment agreements for Messrs. Koen and Von Deylen provide for the payment of base salary for eighteen months, a prorated annual bonus for the year in which the termination occurs, eighteen months of continued medical coverage and for Mr. Koen, pro-rated vesting of equity awards up to the date of termination. In general, the amount of the severance and benefits received following termination of employment is equal to the length of the executive’s non-compete and non-solicitation agreement with our company. In 2008, in accordance with tax law changes, the employment agreements for all executive officers were amended to be in compliance with IRC 409A. These amendments did not provide material change or economic benefit to Messrs. Koen or Von Deylen or any executive officer.

Change in Control

Upon a change in control of our company, each named executive officer is entitled under certain circumstances to the severance payments described above and accelerated vesting of outstanding unvested equity awards. These change in control provisions are designed to promote stability and continuity of executives during a change in control. The change in control agreements are “double-trigger” agreements meaning that to receive benefits under the agreement within a specified time period following a change in control the executive must be terminated by us or the successor company without cause, or the executive must terminate employment for good reason, as defined in the agreements. Information regarding applicable payments under the agreements discussed above for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the company’s chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) as of the end of the fiscal year. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.” While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying company goals, our compensation committee has not adopted a policy that all compensation must be deductible. Accordingly, our compensation committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

Stock Ownership Requirements

We do not require that our executive officers maintain a minimum level of ownership of our common stock.

Compensation Committee Report on Executive Compensation for 2008

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the reviews and discussions referred to above, we recommended to the board of directors that the Compensation Discussion and Analysis referred to above be included in our 2009 proxy statement and incorporated by reference into our 2008 annual report on Form 10-K.

Submitted by the Compensation Committee,

Patrick J. Welsh (Chairman)

Thomas E. McInerney

James E. Ousley

David C. Peterschmidt

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2008. The named executive officers are our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers, as well as two former executive officers who would otherwise be included in the foregoing list but for the fact that they were not serving as executive officers as of December 31, 2008. The values reflected in the Stock Awards and Option Awards columns are the compensation expense associated with equity awards for each named executive officer recognized for financial statement reporting purposes in accordance with SFAS 123(R), and do not correspond to the actual value that will be recognized by the executives.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Philip J. Koen	2008	$486,875	$122,313	$7,298,742	$276,506	$—	$7,750	$8,192,186
Chief Executive Officer	2007	475,000	—	7,314,819	180,558	391,875	25,751	8,388,003
	2006	379,640	—	4,939,411	144,941	400,781	53,369	5,918,142

Jeffrey H. Von Deylen	2008	356,677	74,000	514,286	1,487,658	—	7,750	2,440,371
Chief Financial Officer, Senior Vice President, Global Operations and Client Services	2007 2006	345,000 345,000	— —	514,286 514,286	1,321,275 676,222	227,700 297,000	7,750 7,500	2,416,261 1,840,008

Bryan S. Doerr	2008	287,000	57,680	192,857	612,262	—	7,750	1,157,549
Chief Technology Officer

William D. Fathers	2008	336,079	122,100	—	1,353,385	—	7,750	1,819,314
Senior Vice President, Managing Director— Americas

Paul F. Goetz	2008	270,000	—	—	749,442	138,739	15,000	1,173,181
Senior Vice President of Sales—Americas

Jonathan C. Crane(5)	2008	85,833	—	1,170,255	418,065	—	283,332	1,957,485
Former President	2007	425,000	—	2,836,137	1,010,555	191,250	—	4,462,942
	2006	310,417	—	1,850,509	616,193	229,688	—	3,006,807

Richard S. Warley(6)	2008	221,601	—	227,809	770,980	—	26,915	1,247,305
Former Senior Vice President, Managing Director—International	2007 2006	389,291 389,291	— —	257,143 257,143	599,468 292,343	235,521 308,579	45,993 44,843	1,527,416 1,292,199

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, for the fair value of restricted stock units and restricted preferred units, in accordance with SFAS 123(R). For restricted stock units and restricted preferred units, fair value is calculated using the closing price of our company’s stock on the date of grant. For additional information, refer to Note 14 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, for the fair value of stock options granted to each of the named executive officers, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 14 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2008, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2008, refer to Note 14 of our audited consolidated financial statements in our Form 10-K for the respective year-end. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)	Amounts represent cash awards under our Annual Incentive Plan, except that the $138,739 for Mr. Goetz represents an award under our 2008 Sales Commissions Plan. As we did not meet our performance targets for 2008, no awards were made under our 2008 Annual Incentive Plan (AIP).

(4)	The 2008 amounts in this column for each of Messrs. Koen, Von Deylen, Doerr and Fathers represent payment of matching contributions made under our 401(k) plan in 2008 of $7,750. The amounts for Mr. Koen in 2007 and 2006 include company matching contributions made under our 401(k) plan of $7,750 and $989, respectively. The 2007 and 2006 amounts in this column for Mr. Von Deylen represent payment of matching contributions made under our 401(k) plan. The 2008 amount for Mr. Warley consist of contributions made under our U.K. defined contribution plan in 2008 of $20,360 and $6,555 car allowance. The amount for Mr. Goetz is of reimbursement of relocation expenses. The amounts for Mr. Crane include $247,916 of severance paid through December 31, 2008 and $35,416 representing Mr. Crane’s prorated bonus for 2008, in each case paid pursuant to the terms of his Employment Agreement, dated March 29, 2006, as amended, and the Letter Agreement, dated January 31, 2008.

(5)	Mr. Crane resigned from his position as President of our company effective March 1, 2008 and as an employee of our company effective May 31, 2008.

(6)	Mr. Warley resigned from the company effective September 30, 2008. Mr. Warley’s cash compensation and other personal benefits are paid to Mr. Warley in GBP. To provide comparability, we have converted 2008 amounts to U.S. dollars at a rate of $1.4567 per 1.00.

GRANTS OF PLAN-BASED AWARDS TABLE IN 2008

The following table provides information on stock options granted in 2008 to each of named executive officer and information on estimated possible payouts under our non-equity incentive plan for 2008.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name and Principal Position	Grant Date	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards(3)	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Awards(4)
Philip J. Koen	—	$366,938	$550,407	—
Chief Executive Officer	3/3/2008				50,000	$18.40	$18.40	$461,295

Jeffrey H. Von Deylen(5)	—	222,000	333,000	—
Chief Financial Officer, Senior Vice President, Global Operations and Client Services	3/3/2008				90,000	18.40	18.40	830,331

Bryan S. Doerr	—	144,200	216,300	—
Senior Vice President, Chief Technology Officer	3/3/2008				70,000	18.40	18.40	645,813

Williams D. Fathers	—	222,000	333,000	—
Senior Vice President, Managing Director—Americas	3/3/2008 7/31/2008				130,000 150,000	18.40 16.13	18.40 16.13	1,199,367 1,165,710

Paul F. Goetz(6)	—	229,500	301,218	—
Senior Vice President of Sales—Americas	3/3/2008				75,000	18.40	18.40	691,943

Jonathan C. Crane(7)	—	212,500	318,750	—
Former President	—						—

Richard S. Warley(8)	—	165,040	247,560	—
Former Senior Vice President, Managing Director—International	3/3/2008				90,000	18.40	18.40	830,331

(1)	Amounts, except with respect to Mr. Goetz, represent target awards under the Annual Incentive Plan (AIP) for 2008, which equal an average of a specified percentage of base salary as in effect on June 30 and December 31 of the year before payment is made and which are pro-rated for the amount of time the executive is employed by our company in the year before payment is made. The AIP does not have a threshold amount. AIP awards of up to 150% of target could be paid if company performance exceeds targets and no awards would be paid if company performance is not met. None of our named executive officers received any actual payments for awards under our AIP for 2008 as the company’s performance did not meet targets.

(2)	Options allow the grantee to purchase a share of our common stock for the fair market value of a share of common stock on the grant date. Option grants made to certain executives on March 3, 2008 become exercisable in four equal annual installments commencing on the first anniversary of the grant date. If a grantee’s employment is terminated, options that are then vested expire within three months of termination and unvested options expire immediately, except that Mr. Koen’s vested options expire within 18 months and if Mr. Koen is terminated without cause or he terminates for good reason, his unvested options automatically vest on a pro-rata basis for the period of time during which he was employed by the company in the applicable vesting period in which such termination occurred.

(3)	The exercise price of all options granted in 2008 is the closing price of the stock on the Nasdaq Global Market the date of the grant.

(4)	Represents aggregate grant date value computed in accordance with SFAS 123(R). The assumptions used to determine such value are described in Note 14 to the consolidated financial statements in our Form 10-K for the year ended December 31, 2008.

(5)	Each of Mr. Von Deylen’s and Mr. Father’s award reflects the proration of his bonus target given pay rate changes during the year.

(6)	Mr. Goetz does not participate in our AIP. He participates in a Sales Commissions Plan with target awards based on the achievement of U.S. revenue, U.S. sales bookings and company Adjusted EBITDA.

(7)	Pursuant the terms of Mr. Crane’s employment agreement with the company and the terms of that certain agreement dated January 31, 2008 relating to his termination with the company, Mr. Crane received a pro rated payment of the target amount of his award under the AIP in the amount of $35,416.

(8)	Mr. Warley resigned from our company effective September 30, 2008 and, therefore, was not entitled to an award under the AIP.

OUTSTANDING EQUITY AWARDS VALUE AT FISCAL YEAR-END TABLE

The following table provides information on the holdings of stock options, restricted stock units and restricted preferred stock units by our named executive officers outstanding as of December 31, 2008. The market value of stock awards is based on the closing price of our stock on December 31, 2008, which was $6.89.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested(1)	Market Value of Shares of Stock or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Philip J. Koen	26,189	33,334	(3)	$15.15	3/13/2016	485,828	$3,347,355	88,889	$612,445
Chief Executive Officer		50,000	(3)	18.40	3/3/2018

Jeffrey H. Von Deylen	166,146	108,854	(4)	30.01	7/6/2016	—	—	44,445	306,226
Chief Financial Officer Senior Vice President, Global Operations and Client Services		90,000	(3)	18.40	3/3/2018

Bryan S. Doerr	60,417	39,583	(4)	30.01	7/6/2016	—		16,667	114,836
Chief Technology Officer		70,000	(3)	18.40	3/3/2018

William D. Fathers	31,250	93,750	(3)	51.51	4/30/2017	—		—
Senior Vice-President, Managing Director—Americas	7,500	22,500 150,000 130,000	(3) (3) (3)	36.10 16.13 18.40	10/24/2017 7/31/2018 3/3/2018

Paul F. Goetz	37,500	112,500	(3)	32.00	11/28/2017	—		—	—
Senior Vice President of Sales—Americas		75,000	(3)	18.40	3/3/2018

Jonathan C. Crane(5)	—	—		—	—	—	—	—	—
Former President

Richard S. Warley(6)	—	—		—	—	—	—	22,222	153,110
Former Senior Vice President, Managing Director—International

(1)	Amounts represent remaining unvested restricted preferred units that were part of a grant made in 2006 in connection with Mr. Koen’s employment. The restricted preferred units convert into common stock that have a settlement price of $8.37 per share of common stock. The restricted preferred units shown above vest one-half on March 13, 2009 and one-half on March 13, 2010. On February 14, 2009, Mr. Koen agreed to cancel 242,914 of his restricted preferred units and in exchange was granted 242,914 options to acquire shares of our common stock at $8.37 per share.

(2)	Amounts represent the restricted stock units that convert into common stock and that vest if our company meets certain Adjusted EBITDA targets established by the compensation committee. If the targets are met in 2006, 2007 and 2008, then one-third of the shares underlying the restricted stock units above will vest in each year. If the targets are not met in any year, then the shares that would have vested in such year may vest in the next year if the performance targets are met in such year. If performance targets are not met in subsequent years, then all shares would vest in August 2009, except for Mr. Koen’s which would vest in March 2010; provided that the executive is still employed with our company. One-third of the award vested in March 2007 and one-third of the award vested in March 2008, and as a result, these shares are not reflected in the totals above. The awards shown above vested in March 2009 as the Adjusted EBITDA target was met.

(3)	These options have a term of ten years from the grant date and vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	These options have a term of ten years from the grant date and vest over four years with 50% exercisable on the second anniversary of the grant date and the remaining vesting in equal monthly installments over the last two years.

(5)	Mr. Crane resigned from his position as President of our company effective March 1, 2008 and as an employee of our company effective May 31, 2008. As a result, Mr. Crane forfeited 108,452 stock options, 44,445 restricted stock units and 133,137 restricted preferred units on May 31, 2008, in accordance with the terms of his employment agreement, as described under “Potential Payments Upon Termination or Change in Control- Individual Agreements- Jonathan C. Crane” in this Proxy Statement.

(6)	Mr. Warley resigned from our company effective September 30, 2008. As a result, all of his unvested options were forfeited and his vested and unexercised options expired on December 30, 2008, three months from the date of his resignation. In addition, in exchange for his agreement to maintain the confidentiality of our information indefinitely, not to solicit our customers or employees and to cooperate with the transition before and after his resignation, we agreed to vest his restricted units shown above in September 2009.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table provides information on stock option exercises and the vesting of restricted stock units and restricted preferred units for the named executive officers during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Philip J. Koen	—	—	331,803	$5,505,178
Jeffrey H. Von Deylen	36,733	$433,817	44,444	817,770
Bryan S. Doerr	—	—	16,667	306,673
William D. Fathers	—	—	—	—
Paul F. Goetz	—	—	—	—
Jonathan C. Crane	—	—	129,875	2,212,890
Richard S. Warley	—	—	22,222	408,885

(1)	Represents the amount realized based on the difference between the market price of our common stock on the date of exercise and the option exercise price.

(2)	Represents the amount realized based on the fair market value of our common stock on the vesting date. The fair market value was determined using the closing market price of our common stock on that date.

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE OF CONTROL

The section below describes the payments that may be made to named executive officers upon an executive’s employment with our company being terminated pursuant to individual agreements, or in connection with a change in control.

Individual Agreements

Philip J. Koen.    We entered into an employment agreement with Mr. Koen effective March 13, 2006, and subsequently amended it on August 31, 2006 and December 19, 2008. The agreement, as amended, has an initial term of four years and the term will be extended for one year on each anniversary of the effective date of the agreement, unless terminated earlier by our company with not less than six months written notice. During the term, Mr. Koen will serve as Chief Executive Officer of our company, with such duties and responsibilities as are commensurate with the position, and reports directly to our board of directors.

Mr. Koen’s annual base salary is currently $489,250. The base salary may be reviewed for increase at such times as the board of directors elects; however, the compensation committee will typically review his base salary annually at the same time it reviews the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Koen will also be eligible to receive an annual cash bonus based upon performance targets established by the compensation committee. His annual target bonus is currently 100% of his annual base salary. During the term, he is also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

Mr. Koen’s employment may be terminated by us for cause or by Mr. Koen for good reason. If Mr. Koen is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for eighteen months, continued medical and dental coverage for eighteen months, his target bonus for the year of termination, prorated to the date of termination, and any unvested equity awards will vest to the date of termination. While employed by us and for a period of eighteen months in certain circumstances following termination of his employment, Mr. Koen will be subject to a non-compete and non-solicitation agreement.

Mr. Koen receives change in control benefits pursuant to his employment agreement with us. If following a change in control of our company, Mr. Koen no longer has the same job title, role or responsibilities or is not a member of our board, all equity-based awards granted to Mr. Koen will become fully vested and exercisable six months following the change in control, or if Mr. Koen is terminated without cause following a change in control, all equity-based awards granted to Mr. Koen will become fully vested and exercisable immediately following such termination.

Jeffrey H. Von Deylen.    We entered into an employment agreement with Mr. Von Deylen effective October 1, 2006 and subsequently amended it on December 4, 2008 and February 12, 2009. The agreement has an initial term of four years and the term will be extended for one year on each anniversary of the effective date of the agreement unless terminated earlier by our company with not less than six months written notice. Mr. Von Deylen currently serves as our Chief Financial Officer, Senior Vice President, Global Operations and Client Services, with such duties and responsibilities as are commensurate with the position, and reports directly to our Chief Executive Officer.

Mr. Von Deylen is currently paid an annual base salary of $370,000. The base salary may be reviewed for increase at such times as the board of directors elects; however, the compensation committee will typically review his base salary annually at the same time it reviews the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Von Deylen will also be eligible to receive annual cash bonuses based upon performance targets established by the compensation committee. His annual target bonus is 60% of his annual base salary. During the term, he is also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

Mr. Von Deylen’s employment may be terminated by us for cause or by Mr. Von Deylen for good reason. If Mr. Von Deylen is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for eighteen months, continued medical and dental coverage for eighteen months and his target bonus for the year of termination, prorated to the date of termination. While employed by us and for a period of eighteen months in certain circumstances following termination of his employment, Mr. Von Deylen will be subject to a non-compete and non-solicitation agreement.

Mr. Von Deylen receives change in control benefits pursuant to his employment agreement with us. If following a change in control of our company, Mr. Von Deylen no longer has the same job title, role or responsibilities, all equity-based awards granted to Mr. Von Deylen will become fully vested and exercisable six months following the change in control, or if Mr. Von Deylen is terminated without cause following a change in control, all equity-based awards granted to Mr. Von Deylen will become fully vested and exercisable immediately following such termination.

Bryan S. Doerr.    We entered into an employment, confidentiality, severance and non-competition agreement with Mr. Doerr, effective as of September 5, 2006 and subsequently amended it by Amendment No. 1 on December 19, 2008. The agreement provides that Mr. Doerr is an employee at will and his employment may be terminated by our company for any reason. During the term of his employment, Mr. Doerr will serve as Chief Technology Officer of our company, with such duties and responsibilities as are commensurate with the position.

Mr. Doerr’s current annual base salary is $288,400. Such base salary is subject to adjustment from time to time as determined by our compensation committee. In addition to his base salary, Mr. Doerr is entitled to participate in our Annual Incentive Plan on terms to be determined by our compensation committee prior to the commencement of each fiscal year.

Mr. Doerr’s employment may be terminated by us for cause, or without cause, or upon Mr. Doerr’s death or disability or by Mr. Doerr for good reason or without good reason. If Mr. Doerr is terminated for any reason, he is entitled to payment of his salary through the effective date of his termination, plus payment of any other amounts owed but not yet paid to him as of the effective date of termination, plus any other post-termination benefits to which he may be entitled.

If Mr. Doerr is terminated by our company without cause or if he terminates for good reason, he will receive 100% of his then current annual base salary for one year and, at the discretion of our compensation committee, a pro-rated portion of the bonus that he would have been entitled to received under our Annual Incentive Plan. In the event of Mr. Doerr’s termination prior to March 31 of any calendar year, he will also be entitled to a payment for the prior year under the Annual Incentive Plan.

If, following an involuntary termination, Mr. Doerr elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) then we will pay his monthly premium under COBRA until the earlier of 12 months from termination or expiration of COBRA coverage.

Mr. Doerr is entitled to certain change in control benefits pursuant to his employment agreement with us. If he is involuntarily terminated within 12 months of a change of control event, then, in addition to the severance payment referred to above, all of his outstanding equity awards shall fully vest and become exercisable, provided that such equity awards are assumed by the acquirer in such change in control. Mr. Doerr shall have the right to exercise any such equity award until the earlier to occur of 24 months from the change in control event and expiration of such equity award. In addition, Mr. Doerr shall be entitled to receive a pro-rated portion of his target bonus for the year of termination under our Annual Incentive Plan.

Pursuant to the terms of his employment agreement, Mr. Doerr is subject to certain restrictions relating to the treatment of our confidential information and certain non-compete obligations. In the event of his termination for any reason, continued compliance with such provisions is a condition to the payment of any severance.

William D. Fathers.    We entered into an employment, confidentiality, severance and non-competition agreement with Mr. Fathers effective as of March 13, 2007, as amended by Amendment No. 1, dated December 19, 2008. The agreement provides that Mr. Fathers is an employee at will and his employment may be terminated by our company for any reason. During the term, Mr. Fathers will serve as Senior Vice-President, Managing Director—Americas of our company, with such duties and responsibilities as are commensurate with the position.

Mr. Fathers’ current annual base salary is $370,000. Such base salary is subject to adjustment from time to time as determined by our compensation committee. In addition to the base salary, the executive shall be entitled to participate in our Annual Incentive Plan on terms to be determined by the compensation committee prior to the commencement of each fiscal year.

Mr. Fathers’s employment may be terminated by us for cause, or without cause, or upon Mr. Fathers’s death or disability or by Mr. Fathers for good reason or without good reason. If Mr. Fathers is terminated for any reason, he is entitled to payment of his salary through the effective date of his termination, plus payment of any other amounts owed but not yet paid to him as of the effective date of termination, plus any other post-termination benefits to which he may be entitled.

If Mr. Fathers is terminated by our company without cause or if he terminates for good reason, he will receive 100% of his then current annual base salary for one year and, at the discretion of our compensation committee, a pro-rated portion of the bonus that he would have been entitled to receive under our Annual Incentive Plan. In the event of Mr. Fathers’ termination prior to March 31 of any calendar year, he will also be entitled to a payment for the prior year under the Annual Incentive Plan.

If, following an involuntary termination, Mr. Fathers elects to continue his health insurance coverage under the COBRA then we will pay his monthly premium under COBRA until the earlier of 12 months from termination or expiration of COBRA coverage.

Mr. Fathers is entitled to certain change in control benefits pursuant to his employment agreement with us. If he is involuntarily terminated within 12 months of a change of control event, then, in addition to the severance payment referred to above, all of his outstanding equity awards shall fully vest and become exercisable, provided that such equity awards are assumed by the acquirer in such change in control. Mr. Fathers shall have the right to exercise any such equity award until the earlier to occur of 24 months from the change in control event and expiration of such equity award. In addition, Mr. Fathers shall be entitled to receive a pro-rated portion of his target bonus for the year of termination under our Annual Incentive Plan.

Pursuant to the terms of his employment agreement, Mr. Fathers is subject to certain restrictions relating to the treatment of our confidential information and non-compete obligations. In the event of his termination for any reason, continued compliance with such provisions is a condition to the payment of any severance.

Paul F. Goetz.    We entered into an employment, confidentiality, severance and non-competition with Mr. Goetz effective as of October 8, 2007, as amended by Amendment No. 1, dated December 19, 2008. The agreement provides that Mr. Goetz is an employee at will and his employment may be terminated by our company for any reason. During the term, Mr. Goetz serves as Senior Vice President of Sales—Americas of our company, with such duties and responsibilities as are commensurate with the position.

Mr. Goetz current annual base salary is $270,000. In addition to the base salary, the executive shall be entitled to participate in our Sales Commissions Plan on terms to be determined annually by the compensation committee prior to the commencement of each fiscal year.

Mr. Goetz’s employment may be terminated by us for cause, or without cause, or upon Mr. Goetz’s death or disability or by Mr. Goetz for good reason or without good reason. If Mr. Goetz is terminated for any reason, he is entitled to payment of his salary through the effective date of his termination, plus payment of any other amounts owed but not yet paid to him as of the effective date of termination, plus any other post-termination benefits to which he may be entitled.

If Mr. Goetz is terminated by our company without cause or if he terminates for good reason, he will receive 100% of his then current annual base salary for one year and, at the discretion of our compensation committee, a pro-rated portion of the bonus he would have been entitled to receive under our Sales Commissions Plan.

If, following an involuntary termination, Mr. Goetz elects to continue his health insurance coverage under the COBRA then we will pay his monthly premium under COBRA until the earlier of 12 months from termination or expiration of COBRA coverage.

Mr. Goetz is entitled to certain change in control benefits pursuant to his employment agreement with us. If the involuntary termination occurs within 12 months of a change of control event, then, in addition to a severance payment, all outstanding equity awards shall fully vest and become exercisable, provided that such equity awards are assumed by the acquirer in such change in control. Mr. Goetz shall have the right to exercise any such equity award until the earlier to occur of 24 months from the change in control event and expiration of such equity award. Mr. Goetz shall be entitled to receive any unearned commissions in the event of a change of control as provided below.

Pursuant to the terms of his employment agreement, Mr. Goetz is subject to certain restrictions relating to the treatment of our confidential information and non-compete covenants. In the event of his termination for any reason, continued compliance with such provisions is a condition to the payment of any severance.

Jonathan C. Crane.    We entered into an employment agreement with Mr. Crane effective as of March 29, 2006, and subsequently amended it on May 31, 2006, and August 31, 2006. During the fiscal year ended December 31, 2007, Mr. Crane served as President of our company pursuant to the terms of his employment agreement. Effective on March 1, 2008, Mr. Crane resigned as President of our company, and effective on May 31, 2008, he terminated his employment with our company.

Until his resignation as President of our company, Mr. Crane was paid an annual base salary of $425,000, and Mr. Crane was eligible to receive annual cash bonuses based upon performance targets established by the compensation committee. His annual target bonus in 2007 was 50% of his annual base salary. In addition, during his employment with our company, Mr. Crane was entitled to the same severance benefits upon termination of his employment and a change in control as Mr. Koen.

Pursuant to the terms of his employment agreement with us and a letter agreement that we entered into with Mr. Crane setting forth the terms of Mr. Crane’s separation from our company, Mr. Crane was paid a reduced monthly salary and his equity grants continued to vest pro rata as set forth in his employment agreement until May 31, 2008, his last day of employment with our company. In addition, we agreed that Mr. Crane’s resignation constituted a termination of employment with our company by reason of “Good Reason” under the terms of his employment agreement. Accordingly, Mr. Crane became entitled to continuation of his salary for eighteen months ($637,500 in the aggregate) and continued medical and dental coverage for eighteen months (at a cost to us of approximately $20,822 in the aggregate) beginning on June 1, 2008. On June 1, 2008, Mr. Crane received $35,416 as a pro-rata share of his 2008 annual bonus. In addition, pursuant to the terms of his employment agreement, Mr. Crane’s options, restricted stock units are restricted preferred stock units vested through the date of his employment. The restrictive covenants in Mr. Crane’s Employment Agreement (non-compete covenant, employees non-solicitation covenant, customers non-solicitation covenant and confidentiality covenant) are in full force and effect for a period of 18 months from May 31, 2008.

Richard S. Warley.    We entered into an employment agreement with Mr. Warley effective August 7, 2000, and subsequently amended it on June 30, 2003. During the fiscal year ended December 31, 2008, Mr. Warley served as Senior Vice President, Managing Director—International pursuant to the terms of his employment agreement. Mr. Warley resigned from his position as Senior Vice President, Managing Director—International effective as of September 30, 2008. Pursuant to the terms of the Deed of Confidentiality, dated September 8, 2008, between us and Mr. Warley, 22,222 restricted stock units issued to Mr. Warley pursuant to our Amended and Restated 2003 Incentive Compensation Plan vested on September 30, 2008. In consideration, Mr. Warley agreed that he would not compete with the company or solicit any employees or customers (including potential customers) for a period of 12 months from September 30, 2008.

Termination and Change in Control Table for 2008

The tables below outline the potential payments to our Chief Executive Officer and other named executive officers upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person.

(A) Definitions used in the employment agreements with Messrs. Koen and Von Deylen:

“Voluntary Termination” means a termination initiated by the officer.

“Voluntary Termination for Good Reason” means termination by the executive due to the removal of the executive, without his consent, from his current position with our company (or a successor corporation) (or as a member of our board in the case of Mr. Koen) (other than, in the case of Mr. Von Deylen, from his position as Chief Financial Officer) a material diminution in the nature or scope of the executive’s responsibilities, duties or authority; or our failure to pay the executive base salary and benefits in accordance with the terms of the agreement. To constitute Good Reason, termination must occur within two years following the initial occurrence of such event; and if correctable, the company must fail to correct within 30 days of notice of termination.

“Involuntary Termination—For Cause” means any conduct by the executive as an employee of our company that violates state or federal laws or our policies and standards of conduct; dishonesty by the executive in performance of his duties as an employee of the company, or willful misconduct by the executive that the executive knows (or should know) will materially injure the reputation of our company.

“Involuntary Termination—Not for Cause” means an involuntary termination for reasons other than “For Cause” as defined above.

“Involuntary Termination for Change in Control” means following a change in control, the executive no longer having the same or substantially similar job title, role or responsibilities, or not being a member of the board of directors of the company or its successor (in the case of Mr. Koen) or the executive’s termination without cause following a change in control.

No named executive officer is entitled to a payment in connection with a Voluntary Termination or an Involuntary Termination—For Cause.

(B) Definitions used in the employment agreements with Messrs. Doerr, Fathers and Goetz:

“Involuntary Termination” means termination of executive’s employment: (i) by us without cause, or (ii) by executive with good reason.

“Cause” means any of the following: (i) the executive willful and continued failure to perform substantially the duties of his/her responsibilities (other than due to physical or mental incapacity); (ii) the executive’s unauthorized use or disclosure of trade secrets which causes substantial harm to us; (iii) the executive’s engaging in illegal conduct that is likely to be injurious to us; (iv) the executive’s acts of fraud, dishonesty, or gross misconduct, or gross negligence in connection with our business; (v) the executive’s conviction of a felony; (vi) the executive’s engaging in any act of moral turpitude reasonably likely to substantially and adversely affect us or our business; (vii) the executive engaging in the illegal use of a controlled substance or using prescription medications unlawfully; (viii) the executive’s abuse of alcohol; or (ix) the breach by the executive of a material term of his or her employment agreement.

“Good Reason” means the occurrence of any of the following events, without the executive’s consent: (i) change in the executive’s position as officer of the company that materially reduces his or her authority or level of responsibility, (ii) a material reduction in his or her level of compensation (including base salary and target bonus) other than pursuant to a company-wide reduction of compensation, or (iii) a relocation of his or her employment more than 50 miles from the executive’s office or location at the time of resignation. To constitute Good Reason, termination must occur within two years following the initial occurrence of such event; executive must provide written notice within 90 days of the occurrence to the company; and if correctable, the company must fail to correct within 30 days of notice of termination.

“Change in Control” means any transaction in which a person or group becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% (on a fully-diluted basis) of our total capital stock entitled to vote ordinarily for the election of directors.

Philip J. Koen

Chief Executive Officer

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(7)
Compensation
Severance(2)	$733,875	—	$733,875	$733,875
Bonus(3)	366,938	—	366,938	366,938
Stock Options (Unvested & Accelerated)(4)	0	—	0	0
Restricted Stock Units (Unvested & Accelerated)(4)	612,445	—	612,445	612,445
Restricted Preferred Units (Unvested & Accelerated)(4)	0	—	0	0
Benefits
Medical & Dental Coverage(5)	21,337	—	21,337	21,337
280G Tax Gross-Up(6)	—	—	—	0

Total	$1,734,595	—	$1,734,595	$1,734,595

Jeffrey H. Von Deylen

Chief Financial Officer

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(7)
Compensation
Severance(2)	$555,000	—	$555,000	$555,000
Bonus(3)	222,000	—	222,000	222,000
Stock Options (Unvested & Accelerated)(4)	—	—	—	0
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	306,226
Benefits
Medical & Dental Coverage(5)	21,337	—	21,337	21,337
280G Tax Gross-Up(6)	—	—	—	0

Total	$798,337	—	$798,337	$1,104,563

(1)	For purposes of this analysis, we assumed the compensation of each executive is as follows: Mr. Koen, current base salary is equal to $489,250 and annual incentive bonus target is equal to 75% of base salary, and Mr. Von Deylen, current base salary is equal to $370,000 and annual incentive bonus target is equal to 60% of base salary.

(2)	Severance is equal to eighteen months of base salary.

(3)	Assumes that the effective date of termination is December 31, 2008, the pro-rata payment under the bonus plan is equal to one year and the bonus is paid at the target rate.

(4)	Assumes the effective date of termination is December 31, 2008 and the price per share of our stock on the date of termination is $6.89 per share.

(5)	Medical and Dental Coverage continuation is calculated as 18 months.

(6)	If the “parachute payment” (severance plus value of accelerated equity) is greater than three times the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds one times the average W-2 reported compensation for the preceding years. Per the employment agreements with each individual, an additional “gross up payment” equal to the value of the excise tax imposed will be paid.

(7)	Following a change in control, Messrs. Koen and Von Deylen’s equity will not fully vest until the earliest to occur of (i) the executive no longer having the same or substantially similar job title, role or responsibilities, or not being a member of the board of directors of the company or its successor (in the case of Mr. Koen), but not earlier than six months following the change in control, or (ii) the executive’s termination without cause.

Bryan S. Doerr

Chief Technology Officer

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Without Cause	Change in Control(6)
Compensation
Severance(2)	$288,400	—	$288,400	$288,400
Bonus(3)	144,200	—	144,200	144,200
Stock Options (Unvested & Accelerated)(4)	—	—	—	—
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	114,836
Benefits
Medical & Dental Coverage(5)	14,224	—	14,224	14,224
Executive Level Outplacement	—		—	—
280G Tax Gross-Up	—	—	—	0

Total	$446,824	—	$446,824	$561,660

William D. Fathers

Senior Vice-President, Managing Director—Americas

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Without Cause	Change in Control(6)
Compensation
Severance(2)	$370,000	—	$370,000	$370,000
Bonus(3)	222,000	—	222,000	222,000
Stock Options (Unvested & Accelerated)(4)	—	—	—	—
Benefits
Medical & Dental Coverage(5)	14,224	—	14,224	14,224
280G Tax Gross-Up	—	—	—	—

Total	$606,224	—	$606,224	$606,224

Paul F. Goetz

Senior Vice-President, Sales—Americas

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Without Cause	Change in Control(6)
Compensation
Severance(2)	$270,000	—	$270,000	$270,000
Bonus(3)	229,500	—	229,500	229,500
Stock Options (Unvested & Accelerated)(4)	—	—	—	—
Benefits
Medical & Dental Coverage(5)	14,224	—	14,224	14,224
280G Tax Gross-Up	—	—	—	—

Total	$513,724	—	$513,724	$513,724

(1)	For purposes of this analysis, we assumed that the compensation of executives is as follows: Mr. Doerr’s current base salary is equal to $288,400 and his Annual Incentive Plan bonus target is equal to 50% of base salary; Mr. Fathers current base salary is equal to $370,000 and his Annual Incentive Plan bonus target is equal to 60% of base salary, and Mr. Goetz’s current base salary is $270,000 and his target bonus under our 2008 Sales Commissions Plan is $229,500.

(2)	Severance is equal to twelve months of base salary.

(3)	Assumes the effective date of termination is December 31, 2008, and that the pro-rata payment of bonus under the Annual Incentive Plan or, in the case of Mr. Goetz, the Sales Commissions Plan, is equal to one year. The payment of any bonus in the case of a voluntary termination for good reason shall be at the discretion of the compensation committee.

(4)	Assumes the effective date of termination is December 31, 2008, and the price per share of our stock on the date of termination is $6.89 per share.

(5)	Medical and Dental Coverage continuation is calculated as 12 months.

(6)	If and only executive’s employment is terminated by us without cause or by executive with good reason within 12 months of a change of control, then all outstanding equity awards shall fully vest, provided that such equity awards are assumed by acquirer. Messrs. Doerr, Fathers and Goetz can exercise such equity awards until the earlier to occur: (a) 24 months from the change in control event, and (b) expiration of such equity awards.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008, with respect to shares of our common stock that may be issued, subject to certain vesting requirements, under our existing equity compensation plans, including our 1999 stock option plan, our Amended and Restated 2003 Incentive Compensation Plan, and our employee stock purchase plan:

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	6,114,089	(1)	$24.14	2,755,747	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	6,114,089		$24.14	2,755,747

(1)	Consists of 5,328,262 shares of common stock underlying outstanding options granted under our 1999 Stock Option Plan and our Amended and Restated 2003 Incentive Compensation Plan and 300,000 shares underlying outstanding restricted stock units and 485,827 shares underlying outstanding restricted preferred units granted under our Amended and Restated 2003 Incentive Compensation Plan.

(2)	Includes 285,090 shares of common stock available for issuance under our employee stock purchase plan and 2,470,657 shares of common stock available for issuance under our Amended and Restated 2003 Incentive Compensation Plan.

OWNERSHIP OF SECURITIES

Ownership of Our Voting Stock

The following table provides information about the beneficial ownership of shares of our common stock as of March 23, 2009, by:

•	each person or group that, to our knowledge, beneficially owns more than 5% of the outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all of our directors and named executive officers as a group.

The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 23, 2009, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Percentage of beneficial ownership is based on 54,205,169 shares of common stock outstanding as of the close of business on March 13, 2009. Each share of common stock is entitled to one vote.

Unless otherwise indicated below, the address for each listed director and executive officer is SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017.

Name of Beneficial Owner	Number of shares	Percent
5% Stockholder
Welsh, Carson, Anderson & Stowe(1)	15,362,990	28.3%
Janus Capital Management LLC(2)	5,077,974	9.4%
Iridian Asset Management LLC(3)	3,406,936	6.3%
Singapore Technologies Telemedia Pte Ltd.(4)	3,917,577	7.2%

Executive Officers and Directors
Philip J. Koen(5)	605,953	1.1%
Jeffrey H. Von Deylen(6)	374,442	*
John D. Clark(7)	15,303,381	28.2%
Bryan S. Doerr(8)	113,399	*
William D. Fathers(9)	116,676	*
Paul F. Goetz(10)	56,250	*
Clyde A. Heintzelman(11)	22,454	*
Thomas E. McInerney(12)	15,828,375	29.2%
James E. Ousley(13)	31,734	*
James P. Pellow(14)	23,452	*
David C. Peterschmidt(15)	5,788	*
Mercedes A. Walton(16)	5,788	*
Patrick J. Welsh(17)	15,920,472	29.4%
All Directors and Executive Officers as a Group (17 persons)	18,105,490	32.8%

*	Less than one percent.

(1)

According to a Schedule 13D/A filed by Welsh, Carson, Anderson & Stowe with the SEC on May 7, 2008, this consists of 15,285,694 shares beneficially held by Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to as WCAS VIII, and 77,296 shares beneficially held by WCAS Management Corporation, which we refer to as WCAS Management. The sole general partner of WCAS VIII is WCAS VIII Associates, LLC. The individual managing members and principals of WCAS VIII Associates, LLC and WCAS Management include some or all of Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, D. Scott Mackesy, Thomas E. McInerney, Robert A. Minicucci, Paul B. Queally, Jonathan M. Rather, Sanjay Swani and Patrick J. Welsh. The managing members and principals who are also directors of our company are Thomas E. McInerney, Patrick J. Welsh and John D. Clark. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by the WCAS entity of whose general partner he is a managing member or of which he is a principal. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, New York, NY 10022.

(2)	According to a Schedule 13G filed by Janus Capital Management LLC with the SEC on February 17, 2009, this consists of 5,077,974 shares beneficially held by Janus Capital Management LLC, which we refer to as Janus Capital. The securities are owned by various individual and institutional investors which Janus Capital serves as investment advisor with power to direct investments and power to vote the securities. According to the Schedule 13G, Janus Capital has sole voting power and sole dispositive power over 5,077,974 shares of common stock. The address of Janus Capital is 151 Detroit Street, Denver, Colorado 80206.

(3)	According to a Schedule 13G filed by Iridian Asset Management LLC with the SEC on February 4, 2009, this consists of 3,406,936 shares beneficially held by Iridian Asset Management LLC. The securities are held in accounts for which Iridian Asset Management LLC serves as investment advisor under its investment management agreements. According to the Schedule 13G, Iridian Asset Management LLC has shared voting power and shared disposition power over 3,406,936 shares of common stock. Iridian Asset Management LLC is indirectly controlled by the Bank of Ireland. The address of Iridian Asset Management LLC is 276 Post Road West, Westport, CT 06880-4704.

(4)	According to a Schedule 13G filed by Singapore Technologies Telemedia Pte Ltd with the SEC on September 25, 2008, this consists of 3,917,577 shares beneficially held by Singapore Technologies Telemedia Pte Ltd through its subsidiaries. The address of Singapore Technologies Telemedia Pte Ltd is 51 Cuppage Road, #09-01 StarHub Centre, Singapore 229469.

(5)	Includes 298,270 shares of common stock subject to options that are currently exercisable within 60 days of March 23, 2009 and 23,432 shares of restricted stock subject to forfeiture.

(6)	Includes 217,291 shares of common stock subject to options that are currently exercisable within 60 days of March 23, 2009 and 14,176 shares of restricted stock subject to forfeiture.

(7)	Includes 15,285,694 shares of common stock held by WCAS VIII, as described in note 1 above and 5,832 shares of common stock underlying restricted stock awards with which Mr. Clark has sole voting power but no current investment power.

(8)	Includes 88,333 shares of common stock subject to options that are currently exercisable within 60 days of March 23, 2009 and 9,208 shares of restricted stock which are subject to forfeiture.

(9)	This consists of 102,500 shares of common stock subject to options that are exercisable within 60 days of March 23, 2009 and 14,176 shares of restricted stock which are subject to forfeiture.

(10)	This consists of 56,250 shares of common stock subject to options that are exercisable within 60 days of March 23, 2009.

(11)	Includes 10,000 shares of common stock subject to options that are exercisable within 60 days of March 23, 2009. Also, includes 5,699 shares of common stock underlying restricted stock awards with which Mr. Heintzelman has sole voting power but no current investment power.

(12)	Includes 15,285,694 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 1 above. Also includes 1,000 shares of common stock subject to options that are exercisable within 60 days of March 23, 2009 and 5,832 shares of common stock underlying restricted stock awards with which Mr. McInerney has sole voting power but not current investment power.

(13)	Includes 11,500 shares of common stock subject to options that are exercisable within 60 days of March 23, 2009. Also includes 6,846 shares of common stock underlying restricted stock awards with which Mr. Ousley has sole voting power but no current investment power.

(14)	Includes 9,000 shares of common stock subject to options that are exercisable within 60 days of March 23, 2009. Also includes 5,699 shares of common stock underlying restricted stock awards with which Mr. Pellow has sole voting power but no current investment power.

(15)	This consists of 5,788 shares of common stock underlying restricted stock awards with which Mr. Peterschmidt has sole voting power but no current investment power.

(16)	This consists of 5,788 shares of common stock underlying restricted stock awards with which Ms. Walton has sole voting power but no current investment power.

(17)	Includes 15,285,694 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 1 above. Also includes 1,000 shares of common stock subject to options that are exercisable within 60 days of March 23, 2009 and 5,832 shares of common stock underlying restricted stock awards with which Mr. Welsh has sole voting power but no current investment power.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires directors and executive officers and persons who own more than 10% of a registered class of equity securities to file with the U.S. Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal year 2008 and written representations that no reports on Form 5 were required, we believe that our directors, executive officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its written charter, the audit committee is responsible for reviewing and approving all related party transactions, other than related party transactions that are approved by a committee of the board comprised of independent directors. Management presents to the audit committee for approval at the next regularly scheduled audit committee meeting any related party transactions proposed to be entered into by us, including the proposed aggregate value of such transactions, if applicable. The audit committee will then review, approve, disapprove or ratify such transactions. We do not have written policies or procedures for related person transactions but rely on the audit committee’s exercise of business judgment, consistent with Delaware law, in reviewing such transactions and the standards established by the company’s code of conduct.

Transactions with WCAS.    Three of our directors, Messrs. McInerney, Welsh and Clark are managing members or principals of investment entities that are affiliated with Welsh, Carson, Anderson & Stowe (WCAS). These entities collectively own approximately 28.3% of our outstanding voting stock as of March 13, 2009.

We entered into an investor rights agreement with WCAS and affiliated entities and individuals that provides the investors with customary registration rights, including demand registration rights and piggy back registration rights.

We have agreements with Innovest Systems and Investlink Technology LLC to provide these entities with certain services. A trust of which Mr. McInerney’s children are the sole beneficiaries owns approximately 98% of Innovest Systems, and Mr. McInerney, his wife and a family limited partnership are the sole owners of Investlink Technology LLC. Innovest Systems paid us approximately $65,614 for services we performed in 2008 and Investlink Technology LLC paid us approximately $106,333 for services we performed during 2008.

OTHER MATTERS

Proxy Solicitation

We will pay all expenses of soliciting proxies for the 2009 annual meeting. In addition to solicitations by mail, we have made arrangements for brokers and nominees to send proxy materials to their principals and, upon their request, we will reimburse them for their reasonable expenses in doing so. Certain of our representatives, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

If you want us to consider including a stockholder proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017 by December 2, 2009. SEC rules set forth standards as to which stockholder proposals are required to be included in a proxy statement. Any stockholder who intends to propose any other matter to be acted on at the 2009 annual meeting of stockholders must inform the Corporate Secretary by February 15, 2010. If notice is not provided by that date, the persons named in our proxy for the 2010 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2010 annual meeting.

Other Information

We do not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

Eugene V. DeFelice

Corporate Secretary

March 20, 2009

Annex A

AMENDED AND RESTATED

SAVVIS, INC.

2003 INCENTIVE COMPENSATION PLAN

The Amended and Restated SAVVIS, Inc. 2003 Incentive Compensation Plan (the “Plan”) is hereby amended as set forth below, effective as of the date of adoption (the “Adoption Date”) of this amendment (the “Amendment”) by the Board of Directors of SAVVIS, Inc. (the “Corporation”), subject to approval of this Amendment by the stockholders of the Corporation, as provided below:

1. The first sentence of Section 4 is hereby amended and restated in its entirety to read as follows:

“4. STOCK SUBJECT TO THE PLAN

“Subject to adjustment as provided in Section 18 hereof, the number of shares of Stock available for issuance under the Plan shall be the sum of (i) 12,800,000 and (ii) the number of shares remaining as of the date that this amended and restated Plan was approved by the Company’s stockholders, plus the number of shares that subsequently became or become available under the terms of the SAVVIS, Inc. 1999 Stock Option Plan (including in the event of the expiration, termination, or forfeiture of options granted under the plan), of the 3,066,666 shares previously authorized for issuance under the SAVVIS, Inc. 1999 Stock Option Plan, as amended, as described in Section 1 and the last paragraph of this Section 4.”

2. The Plan shall be unchanged in all other respects.

3. This Amendment is adopted subject to approval within one year of the Adoption Date by the stockholders of the Corporation. If the stockholders fail to approve this Amendment within one year of the Adoption Date, no awards may be granted under the Plan covering shares of stock in excess of the number permitted under the Plan as in effect before the Adoption Date.

* * *

The foregoing Amendment to the Plan was duly adopted and approved by the Board of Directors of the Corporation on February 10, 2009, subject to approval of the Amendment by stockholders of the Corporation.

The board of directors recommends a vote “FOR” each of the proposals listed below. Please mark an X in one box under each item.
	Please mark	☒
your votes as indicated in this example

1. Election of nine directors to serve until the next annual meeting and until successors have been elected and qualified.		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
Director Nominees:
01 John D. Clark 02 Clyde A. Heintzelman 03 Philip J. Koen 04 Thomas E. McInerney 05 James E. Ousley	06 James P. Pellow 07 David C. Peterschmidt 08 Mercedes A. Walton 09 Patrick J. Welsh	☐	☐	☐	2.	Approval of an amendment to our Amended and Restated 2003 Incentive Compensation Plan to increase the number of shares available under this plan.	☐	☐	☐
					3.	Approval of an amendment to our Amended and Restated 2003 Incentive Compensation Plan to authorize a stock option exchange program for eligible employees.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					4.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

*Exceptions

I will attend the Annual Meeting of Shareholders	YES	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on

May 18, 2009.

SAVVIS, INC.	INTERNET http://www.proxyvoting.com/svvs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders	If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

The Proxy Statement and the 2008 Annual Report to	To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Stockholders are available at: http://proxy.savvis.com
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,
signed and returned your proxy card.

PROXY CARD

This proxy is solicited on behalf of the board of directors of SAVVIS, Inc. for the 2009 annual meeting of stockholders.

The undersigned, a stockholder of SAVVIS, Inc., hereby appoints Philip J. Koen and Eugene V. DeFelice, and each of them, the proxies of the undersigned, with full power of substitution in each, and hereby authorizes them to represent and to vote at the 2009 annual meeting of stockholders to be held on May 19, 2009, and at any adjournment or postponement thereof all of the undersigned’s shares of common stock of SAVVIS, Inc. held of record on March 23, 2009, in the manner indicated on the reverse side hereof.

The undersigned acknowledges receipt of the notice of 2009 annual meeting of stockholders and the accompanying proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES, APPROVAL OF THE AMENDMENTS TO OUR AMENDED AND RESTATED 2003 INCENTIVE COMPENSATION PLAN, AND TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲
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Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for SAVVIS, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
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